PROSPECTUS	Filed Pursuant to Rule 424(b)(3) Registration No. 333-132862

$175,000,000

DPL Inc.

EXCHANGE OFFER

DPL Inc. is offering to issue its

8% Senior Notes due 2009
(registered)

in exchange for its

8% Senior Notes due 2009
(unregistered)

THIS EXCHANGE OFFER WILL EXPIRE AT 9:00 A.M.
NEW YORK CITY TIME, JULY 31, 2006 UNLESS EXTENDED

•	The 8% Senior Notes due 2009, referred to in this prospectus as the registered senior notes, will

•	bear interest at 8% per annum,
•	mature on March 31, 2009, and
•	be redeemable, at the option of DPL Inc., as described in this prospectus.

These terms are the same as the terms of the 8% Senior Notes Due 2009 for which we are making the exchange offer described in this prospectus and which are referred to in this prospectus as the unregistered senior notes. The registered senior notes will not be subject to any restrictions on transfer, except in certain circumstances relating to broker-dealers described in this prospectus.

•	DPL Inc. will accept all unregistered senior notes that noteholders validly tender and do not validly withdraw before the expiration of the exchange offer.

•	You may withdraw tenders of unregistered senior notes at any time prior to the expiration date of the exchange offer.

•
You will not recognize any income, gain or loss for United States federal income tax purposes as a result of the exchange, but you should see “MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES” on page 36 for more information.

•	The exchange offer is not conditioned on the tender of any minimum principal amount of unregistered senior notes.

•	There will likely be no public market for the registered senior notes.

This prospectus and the letter of transmittal, which together constitute the exchange offer, are first being mailed to all holders of the unregistered senior notes on or about June 30, 2006.

PLEASE SEE “RISK FACTORS” BEGINNING ON PAGE 10 OF THIS PROSPECTUS FOR A DISCUSSION OF FACTORS YOU SHOULD CONSIDER IN CONNECTION WITH THIS EXCHANGE OFFER.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

WE ARE NOT ASKING YOU FOR A PROXY, AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

The date of this prospectus is June 30, 2006

	Page		Page

FORWARD-LOOKING STATEMENTS	2	THE EXCHANGE OFFER	14
WHERE YOU CAN FIND MORE INFORMATION	3	DESCRIPTION OF THE REGISTERED SENIOR NOTES	21
SUMMARY INFORMATION	4	MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES	36
RISK FACTORS	10	ERISA MATTERS	39
DPL INC.	11	PLAN OF DISTRIBUTION	40
SELECTED FINANCIAL INFORMATION	12	LEGAL MATTERS	41
RATIOS OF EARNINGS TO FIXED CHARGES	14	EXPERTS	41
USE OF PROCEEDS	14

You should rely only on the information contained or incorporated by reference in this prospectus or in the letter of transmittal in connection with the exchange offer.

We have not authorized anyone to give you any information other than this prospectus and the related letter of transmittal. You should not assume that the information contained or incorporated in this prospectus is accurate as of any date after the date of this prospectus. This prospectus is not an offer to exchange the unregistered senior notes for the registered senior notes and it is not soliciting an offer to exchange the unregistered senior notes in any jurisdiction in which the exchange offer is not permitted.

This prospectus incorporates important business and financial information about us that is not included in or delivered with this prospectus. Statements contained in this prospectus as to the contents of any contract or other document referred to herein are not necessarily complete, and each statement is qualified in all respects by reference to the full and complete text of the documents. We will make copies of these documents, and all other information incorporated but not included in this prospectus, available to you without charge at your written or oral request. Any such request should be sent to DPL Inc., Financial Activities, 1065 Woodman Drive, Dayton, Ohio 45432, telephone number (937) 259-7150 or (800) 322-9244. To obtain timely delivery, holders of outstanding senior notes must request the information no later than                   , 2006, which is five business days before the date they must make their investment decision.

The section “DESCRIPTION OF THE REGISTERED SENIOR NOTES” of this prospectus contains more detailed information regarding the terms and conditions of the registered senior notes. Unless the context indicates otherwise, the words “we,” “our,” “ours,” “us” and “DPL” refer to DPL Inc., an Ohio corporation, and references to “DP&L” are to The Dayton Power and Light Company, an Ohio corporation and our subsidiary.

FORWARD-LOOKING STATEMENTS

Certain statements contained in this prospectus are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Matters discussed in this prospectus which relate to events or developments that are expected to occur in the future, including our management’s expectations, strategic objectives, business prospects, anticipated economic performance and financial condition and other similar matters constitute forward-looking statements. Forward-looking statements are based on our management’s beliefs, assumptions and expectations of our future economic performance, taking into account the information currently available to our management. These statements are not statements of historical fact. Such forward-looking statements are subject to risks and uncertainties and investors are cautioned that outcomes and results may vary materially from those projected due to various factors beyond our control, including but not limited to: abnormal or severe weather; unusual maintenance or repair requirements; changes in fuel costs and purchased power, coal, environmental emissions, gas and other commodity prices; increased competition; regulatory changes and decisions; changes in accounting rules; financial market conditions; and general economic conditions.

Forward-looking statements speak only as of the date of the document in which they are made. We disclaim any obligation or undertaking to provide any updates or revisions to any forward-looking statement to reflect any change in our expectations or any change in events, conditions or circumstances on which the forward-looking statement is based. See “RISK FACTORS.”

WHERE YOU CAN FIND MORE INFORMATION

In connection with this exchange offer, we have filed with the Securities and Exchange Commission (the “SEC”) an exchange offer registration statement on Form S-4 under the Securities Act of 1933, as amended (the “Securities Act”) relating to the registered senior notes to be issued in this exchange offer. As permitted by SEC rules, this prospectus omits information included in the exchange offer registration statement. For a more complete understanding of this exchange offer, you should refer to the exchange offer registration statement, including its exhibits and any amendments to it.

We are required to file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy the exchange offer registration statement and any reports or other information that we file with the SEC at the SEC’s Public Reference Room, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. These documents are also available to the public at the web site maintained by the SEC at http://www.sec.gov.

We incorporate by reference into this prospectus:

(1) our Annual Report on Form 10-K for the fiscal year ended December 31, 2005;

(2) our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2006;

(3) our Current Reports on Form 8-K dated February 23, 2006 (filed March 1, 2006), as amended by our Current Report on Form 8-K/A dated February 23, 2006 (filed March 2, 2006), dated March 6, 2006 (filed March 10, 2006), dated March 28, 2006 (filed April 3, 2006), dated April 6, 2006 (filed April 12, 2006), dated April 26, 2006 (filed May 1, 2006), dated May 3, 2006 (filed May 8, 2006), dated May 18, 2006 (filed May 24, 2006), dated June 8, 2006 (filed June 12, 2006), dated June 15, 2006 (filed June 20, 2006) and June 21, 2006 (filed June 27, 2006).

We are also incorporating by reference additional documents that we file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), excluding any information therein that was furnished to (and not filed with) the SEC, between the date of this prospectus and the date of the termination of the exchange offer. In addition, all documents filed by us pursuant to the Exchange Act after the date of the initial registration statement and prior to effectiveness of the registration statement shall be deemed to be incorporated by reference into this prospectus. Information included in these later filings with the SEC will automatically update and supersede information included in the filings listed above.

You may also obtain a copy of the exchange offer registration statement or any other reports that we file with the SEC, from our website, www.dplinc.com, or at no cost by writing or telephoning us at the following address:

        DPL Inc. Financial Activities
        1065 Woodman Drive
        Dayton, Ohio 45432
        (937) 259-7150
        (800) 322-9244

SUMMARY INFORMATION

The following summary contains basic information about this exchange offer. It may not contain all the information that is important to you in making your investment decision. Before deciding to exchange your unregistered senior notes, you should read the entire document carefully, including the section “RISK FACTORS” and our financial statements and the related notes incorporated into this prospectus.

DPL Inc.

We are a diversified regional energy company organized in 1985 under the laws of Ohio. Our executive offices are located at 1065 Woodman Drive, Dayton, Ohio 45432 - telephone (937) 224-6000.

Our principal subsidiary is The Dayton Power and Light Company. DP&L is a public utility incorporated in 1911 under the laws of Ohio. DP&L sells electricity to residential, commercial, industrial and governmental customers in a 6,000 square mile area of West Central Ohio. Electricity for DP&L’s 24 county service area is primarily generated at eight coal-fired power plants and is distributed to more than 500,000 retail customers. DP&L also purchases retail peak load requirements from DPL Energy LLC (“DPLE”), one of our wholly-owned subsidiaries. Principal industries served include automotive, food processing, paper, plastic manufacturing, and defense. DP&L’s sales reflect the general economic conditions and seasonal weather patterns of the area. DP&L sells any excess energy and capacity into the wholesale market.

Our other significant subsidiaries (all of which are wholly-owned) include DPLE, which engages in the operation of peaking generating facilities; DPL Energy Resources, Inc. (“DPLER”), which sells retail electric energy under contract to major industrial and commercial customers in West Central Ohio; and DPL Finance Company, Inc., which provides financing opportunities to us and our subsidiaries.

We conduct our principal business in one business segment - Electric.

Under the recently-enacted Public Utility Holding Company Act of 2005, the Federal Energy Regulatory Commission (“FERC”) requires that utility holding companies comply with certain accounting, record retention and filing requirements.  We believe we are exempt from these requirements, because DP&L’s operations are confined to a single state.  On January 31, 2006 we filed a FERC 65B Waiver Notification with the FERC, requesting that the FERC approve our waiver and avoid FERC regulation.

We and our subsidiaries employed 1,391 persons as of May 31, 2006, of which 1,146 were full-time employees and 245 were part-time employees.

Ratios of Earnings to Fixed Charges

We have calculated ratios of earnings to fixed charges pursuant to Item 503 of Regulation S-K of the SEC as follows:

Year Ended
December 31,					March 31,
2001	2002	2003	2004	2005	2006
2.92	2.55	2.05	2.18	2.45	2.77

The Ratios of Earnings to Fixed Charges represent, on a pre-tax basis, the number of times earnings cover fixed charges. Earnings consist of income before extraordinary items and discontinued operations adding back fixed charges and the provision for income taxes. Fixed charges consist of interest on long term debt, other interest expense and an estimate of the interest portion of all rentals charged to income.

Summary of the Terms of the Exchange Offer

On March 25, 2004, we completed the private offering of the unregistered senior notes. We and the initial purchasers executed a registration rights agreement in the private offering of the unregistered senior notes in which we agreed to deliver to you this prospectus and agreed to:
•	use our reasonable best efforts to file an exchange offer registration statement with the SEC within 120 days after the date of issuance of the unregistered senior notes;

•	use our reasonable best efforts to cause the exchange offer registration statement to be declared effective by the SEC within 180 days of the date of issuance of the unregistered senior notes; and

•
mail to each holder of the unregistered senior notes a copy of the exchange offer prospectus and use our reasonable best efforts to keep the exchange offer open for acceptance for a period of not less than 30 days after the date on which the holders are mailed a copy of the exchange offer prospectus.

The unregistered senior notes were not registered pursuant to the schedule above and, as a result, the unregistered senior notes are currently accruing additional interest at the rate of 1.0% per annum. The unregistered senior notes will continue to accrue additional interest at the rate of 1.0% per annum until the registration statement of which this prospectus is a part is declared effective by the SEC. Upon the SEC’s declaration of effectiveness of the registration statement, the unregistered senior notes will accrue additional interest at the rate of 0.5% per annum, and upon completion of the exchange offer, additional interest will cease to accrue.

You are entitled to exchange your unregistered senior notes for registered senior notes which are identical in all material respects to the unregistered senior notes except that the registered senior notes have been registered under the Securities Act.

The Exchange Offer

Registered Senior Notes	$175 million principal amount of 8% Senior Notes due 2009.
The Exchange Offer; Registered Senior Notes
We are offering to issue the registered senior notes in exchange for a like principal amount of the outstanding 8% Senior Notes due 2009, issued by us in a private placement on March 25, 2004. We are offering to issue the registered senior notes to satisfy our obligations contained in the registration rights agreement entered into when we sold the unregistered senior notes in a transaction exempt from registration under the Securities Act. The terms of the registered senior notes will be substantially identical to the terms of the unregistered senior notes, except that the registered senior notes will be registered and the transfer restrictions, registration rights and provisions for additional interest relating to the unregistered senior notes will not apply to the registered senior notes.

Resales of Registered Senior Notes
Based on SEC no-action letters, we believe that after the exchange offer you may offer and sell the registered senior notes without registration under the Securities Act so long as:

•  You acquired the registered senior notes in the ordinary course of business.

•  When the exchange offer begins you do not have an arrangement with another person to participate in a distribution of the registered senior notes.

•  You are not engaged in a distribution of, nor do you intend to distribute, the registered senior notes.

When you tender the unregistered senior notes, we will ask you to represent to us that:

•  You are not an affiliate of DPL.

•  You will acquire the registered senior notes in the ordinary course of business.

•  When the exchange offer begins you are not engaged in, nor do you have plans with another person to be engaged in, a distribution of the registered senior notes.

If you are unable to make these representations, you will be required to comply with the registration and prospectus delivery requirements under the Securities Act in connection with a resale transaction.

If you are a broker-dealer and receive registered senior notes for your own account, you must acknowledge that you will deliver a prospectus if you resell the registered senior notes. By acknowledging your intent and delivering a prospectus you will not be deemed to admit that you are an “underwriter” under the Securities Act. You may use this prospectus as it is amended from time to time when you resell registered senior notes which were acquired from market-making or trading activities. For 90 days after the expiration date we will make this prospectus available to any broker-dealer in connection with such a resale. See “PLAN OF DISTRIBUTION.”

Conditions to the Exchange Offer
The exchange offer is subject to conditions, some of which we may waive. These conditions are more fully described later in this prospectus under “THE EXCHANGE OFFER — Certain Conditions to the Exchange Offer.”

Procedures for Tendering Unregistered Senior Notes

If you wish to participate in the exchange offer, you must complete, sign and date the accompanying letter of transmittal or a facsimile copy and mail it or deliver it to the Exchange Agent (as defined below) along with any necessary documentation. Instructions and the address of the Exchange Agent are on the letter of transmittal and in this prospectus. See “THE EXCHANGE OFFER — Procedures for Tendering Unregistered Senior Notes — Exchange Agent.” You may also effect a tender of unregistered senior notes pursuant to the procedures for book-entry transfer as described in this prospectus. See “THE EXCHANGE OFFER — Procedures for Tendering Unregistered Senior Notes.”

Stated Maturity Date	The registered senior notes will mature on March 31, 2009.
Interest Payment Dates	Interest on the registered senior notes is payable quarterly on March 31, June 30, September 30 and December 31, commencing September 30, 2006.
Interest Accrual	Interest on the registered senior notes will accrue from the last interest payment date on which we paid interest on the unregistered senior notes.
Absence of Public Market for the Registered Senior Notes

We do not intend to apply for a listing of the registered senior notes on any securities exchange. We do not know if an active public market for the registered senior notes will develop, or, if developed, will continue. If an active public market does not develop or is not maintained, the market price and the liquidity of the registered senior notes may be adversely affected. We cannot make any assurances regarding the liquidity of the market for the registered senior notes, the ability of the holders to sell their registered senior notes or the price at which the holders may sell their registered senior notes.

Optional Redemption
We may redeem the registered senior notes, in whole or in part, at any time prior to maturity at a redemption price equal to the Make-Whole Amount plus accrued and unpaid interest to the redemption date. The Make-Whole Amount shall be equal to the greater of (i) 100% of the principal amount of the registered senior notes being redeemed or (ii) as determined by the Quotation Agent (as defined below) as of the redemption date, the sum of the present value of the scheduled payments of principal and interest on such registered senior notes being redeemed from the redemption date to March 25, 2009, discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at a discount rate equal to the Treasury Rate (as defined below) plus 25 basis points. See “DESCRIPTION OF THE REGISTERED SENIOR NOTES — Optional Redemption.”

Use of Proceeds	There will be no proceeds payable to us from the issuance of the registered senior notes pursuant to the exchange offer.
Form and Denomination	The registered senior notes will be issued in fully registered form only in denominations of $1,000 and integral multiples of $1,000 in excess thereof.
Priority
The registered senior notes will be unsecured obligations, and, so long as they are unsecured, will rank equally with all of our other unsecured indebtedness. Because we are a holding company that derives substantially all of our income from our operating subsidiaries, the registered senior notes will be effectively subordinated to debt and preferred stock at the subsidiary level. As of March 31, 2006, our subsidiaries, including DP&L, had approximately $708.6 million of aggregate outstanding debt and preferred stock. See “DESCRIPTION OF THE REGISTERED SENIOR NOTES — General.”

Debt Limitation
We and our subsidiaries (other than DP&L) are restricted in our and their ability to incur additional debt. See “DESCRIPTION OF THE REGISTERED SENIOR NOTES - Limitation on Incurrence of Certain Indebtedness.”

Limitation on Liens
We may not grant a lien on the capital shares of any Significant Subsidiary (as defined below), to secure any indebtedness without similarly securing the registered senior notes. See “DESCRIPTION OF THE REGISTERED SENIOR NOTES — Limitation on Liens.”

Repurchase at Option of Holders Upon Change of Control

You have the option, subject to certain conditions, to require us to repurchase any registered senior notes held by you in the event of a “Change of Control,” as described in this prospectus, at a price equal to 101% of the aggregate principal amount of registered senior notes being repurchased plus accrued and unpaid interest, if any, thereon, to the date of purchase. See “DESCRIPTION OF THE REGISTERED SENIOR NOTES — Repurchase at the Option of Holders - Change of Control.”

Tenders, Expiration Date, Withdrawal
The exchange offer will expire at 9:00 a.m. New York City time on  July 31, 2006, unless it is extended. If you decide to exchange your unregistered senior notes for registered senior notes, you must acknowledge that you are not engaging in, and do not intend to engage in, a distribution of the registered senior notes. If you decide to tender your unregistered senior notes pursuant to the exchange offer, you may withdraw them at any time prior to July 31, 2006. If we decide for any reason not to accept any unregistered senior notes for exchange, your unregistered senior notes will be returned to you at our expense promptly after the expiration or termination of the exchange offer.

Failure to Tender Unregistered Senior Notes
If you do not tender your unregistered senior notes or we do not accept your tender because, among other things, you invalidly tendered your unregistered senior notes, you will not be entitled to any further registration rights under the registration rights agreement, except under limited circumstances. However, your unregistered senior notes will remain outstanding and entitled to the benefits of the Indenture (as defined below).

Material United States Tax Consequences
Your exchange of unregistered senior notes for registered senior notes pursuant to the exchange offer should not result in any income, gain or loss to you for United States federal income tax purposes. See “MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS.”

Exchange Agent
J.P. Morgan Trust Company, N.A. is serving as exchange agent in connection with the exchange offer (the “Exchange Agent”). The address, telephone number and facsimile number of the Exchange Agent are set forth under “THE EXCHANGE OFFER — Exchange Agent.”

Trustee, Registrar and Paying Agent	J.P. Morgan Trust Company, N.A.

RISK FACTORS

You should carefully consider the information we have included or incorporated by reference into this prospectus. The risks described in this section are those that we consider to be the most significant to your decision whether to invest in the registered senior notes, as well as the factors listed in “Forward-Looking Statements.” If any of these events occurs, our business, financial condition or results of operations could be materially affected.

Risk Factors Relating to DPL

Please refer to “RISK FACTORS” contained in our Annual Report on Form 10-K for the year ended December 31, 2005, and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2006, each of which is incorporated by reference herein.

Risk Factors Relating to the Exchange Offer and the Senior Notes

If you do not properly tender your unregistered senior notes in this exchange offer, you may be required to hold them until their maturity. In addition, there is no existing public market for the unregistered senior notes, and it is unlikely that a public market for them will develop.

If you do not exchange your unregistered senior notes for registered senior notes in the exchange offer, the transfer restrictions printed on your unregistered senior notes will continue to apply. These restrictions arise because your unregistered senior notes were not registered under the Securities Act and applicable state securities laws. In general, your unregistered senior notes may not be offered or sold until they are registered under the Securities Act and applicable state laws, unless the sale qualifies for an exemption. If you do not participate in the exchange offer, you may be required to hold the unregistered senior notes until their maturity, unless a registration statement with respect to the unregistered senior notes is filed and becomes effective. After the exchange offer is completed, we will have no obligation, and do not intend, to register your unregistered senior notes under the Securities Act. In addition, if you tender your unregistered senior notes in the exchange offer for purposes of participating in a distribution in the registered senior notes, you may be deemed to have received restricted securities. If you are deemed to have received restricted securities, you will be required to comply with the registration and prospectus delivery requirements of the Securities Act if you resell your registered senior notes. We expect that the outstanding aggregate principal amount of the unregistered senior notes will decrease because of the exchange offer. As a result, it is unlikely that a liquid trading market will exist for the unregistered senior notes at any time. This lack of liquidity will make transactions more difficult and may reduce the trading price of the unregistered senior notes. There is no outstanding public market for the unregistered senior notes, and a public market might not ever develop.

The registered senior notes and unregistered senior notes will be effectively subordinated to all indebtedness and other liabilities of our subsidiaries.

Our subsidiaries are separate and distinct legal entities and have no obligation to pay any amounts due on any of our indebtedness. None of our subsidiaries will guarantee the registered senior notes and unregistered senior notes (collectively, the “Notes”) or otherwise have any obligations to make payments in respect of the Notes, which will be our direct, unsecured obligations. As a result, claims of holders of the Notes will be effectively subordinated to the indebtedness and other liabilities of our subsidiaries. In the event of any bankruptcy, liquidation, dissolution or similar proceeding involving one of our subsidiaries, any of our rights or the rights of the holders of the Notes to participate in the assets of that subsidiary will be effectively subordinated to the claims of creditors of that subsidiary, and following payment by that subsidiary of its liabilities, the subsidiary may not have sufficient assets remaining to make payments to us as a shareholder or otherwise. As of March 31, 2006, our subsidiaries had $708.6 million in long-term debt and preferred stock which would be effectively senior to the Notes offered hereby.

Holders of secured debt would be paid first and would receive payments from assets used as security before you receive payments on the Notes if we were to become insolvent.

The Notes will not be secured by any of our assets or the assets of any of our subsidiaries. Although we currently have no secured indebtedness, we can incur future secured debt up to specified limits. See “DESCRIPTION OF THE REGISTERED SENIOR NOTES—Limitation on Liens” and “DESCRIPTION OF THE

REGISTERED SENIOR NOTES—Limitation on Incurrence of Certain Indebtedness.” If we were to become insolvent, holders of any future secured indebtedness would be paid first and would receive payments from any of our assets used as security before you receive any payments under the Notes, and the holders of secured indebtedness of our subsidiaries would be paid before any of their assets are made available to us as a shareholder. You may therefore not be fully repaid if we become insolvent.

We depend on cash flow from our subsidiaries to satisfy our obligations, including our obligations under the Notes.

We are a holding company and conduct our operations through our subsidiaries. Therefore, we are dependent upon the cash flow of our subsidiaries to meet our obligations. Accordingly, our ability to make interest and principal payments when due to holders of the Notes is dependent upon the receipt of sufficient funds from our subsidiaries, which may be restricted by the terms of any capital stock or indebtedness of our subsidiaries. Such restrictions are currently applicable to DP&L. As long as DP&L has any preferred stock outstanding, DP&L may not pay us any cash dividends on its common shares that we hold unless, after giving effect to such dividend, the aggregate amount of all such dividends distributed subsequent to December 31, 1946 shall not exceed the net income of DP&L available for such dividends plus $1,200,000. Also, there can be no assurance that the funds received from our subsidiaries will be adequate to allow us to make payments on the Notes. As a result, the Notes will be effectively subordinated to all of the debt, preferred stock and other indebtedness of our subsidiaries.

DPL INC.

We are a diversified regional energy company organized in 1985 under the laws of Ohio. Our executive offices are located at 1065 Woodman Drive, Dayton, Ohio 45432 - telephone (937) 224-6000.

Our principal subsidiary is The Dayton Power and Light Company. DP&L is a public utility incorporated in 1911 under the laws of Ohio. DP&L sells electricity to residential, commercial, industrial and governmental customers in a 6,000 square mile area of West Central Ohio. Electricity for DP&L’s 24 county service area is primarily generated at eight coal-fired power plants and is distributed to more than 500,000 retail customers. DP&L also purchases retail peak load requirements from DPL Energy LLC (“DPLE”), one of our wholly-owned subsidiaries. Principal industries served include automotive, food processing, paper, plastic manufacturing, and defense. DP&L’s sales reflect the general economic conditions and seasonal weather patterns of the area. DP&L sells any excess energy and capacity into the wholesale market.

Our other significant subsidiaries (all of which are wholly-owned) include DPLE, which engages in the operation of peaking generating facilities; DPL Energy Resources, Inc. (“DPLER”), which sells retail electric energy under contract to major industrial and commercial customers in West Central Ohio; and DPL Finance Company, Inc., which provides financing opportunities to us and our subsidiaries.

We conduct our principal business in one business segment - Electric.

Under the recently-enacted Public Utility Holding Company Act of 2005, the Federal Energy Regulatory Commission (“FERC”) requires that utility holding companies comply with certain accounting, record retention and filing requirements.  We believe we are exempt from these requirements, because DP&L’s operations are confined to a single state.  On January 31, 2006 we filed a FERC 65B Waiver Notification with the FERC, requesting that the FERC approve our waiver and avoid FERC regulation.

We and our subsidiaries employed 1,391 persons as of May 31, 2006, of which 1,146 were full-time employees and 245 were part-time employees.

SELECTED FINANCIAL INFORMATION

Set forth below are certain selected financial and other data about us for the periods indicated. This information should be read in conjunction with our financial statements for the year ended December 31, 2005, our unaudited financial statements as of March 31, 2006 and for the three months ended March 31, 2006, and the financial and other information included in this prospectus. Our selected financial data set forth below have been derived from our audited financial statements and notes thereto for the five-year period ended December 31, 2005, and from our unaudited financial statements and notes for the three months ended March 31, 2006, each of which have been prepared in accordance with generally accepted accounting principles.

		2005	2004	2003	2002	2001
	For the years ended December 31,
DPL Inc.:	Basic earnings (loss) per share of common stock:
	Continuing operations	$1.03	1.01	0.96	1.48	1.87
	Discontinued operations	$0.44	0.80	0.14	(0.72)	(0.26)
	Cumulative effect of accounting change (a)	$(0.03)	-	0.14	-	0.01
	Total basic earnings per common share	$1.44	1.81	1.24	0.76	1.62
	Diluted earnings (loss) per share of common stock:
	Continuing operations	$0.97	1.00	0.94	1.42	1.75
	Discontinued operations	$0.41	0.78	0.14	(0.69)	(0.24)
	Cumulative effect of accounting change (a)	$(0.03)	-	0.14	-	0.01
	Total diluted earnings per common share	$1.35	1.78	1.22	0.73	1.52

	Dividends paid per share	$0.96	0.96	0.94	0.94	0.94
	Dividend payout ratio	66.7%	53.0%	75.8%	123.7%	58.0%
	Earnings from continuing operations, net of tax	$124.7	121.5	114.9	177.6	227.0
	Earnings (loss) from discontinued operations, net of taxes	$52.9	95.8	16.6	(86.5)	(31.2)
	Cumulative effect of accounting change, net of taxes (a)	$(3.2)	-	17.0	-	1.0
	Net income	$174.4	217.3	148.5	91.1	196.8

	Revenues (millions)	$1,284.9	1,199.9	1,191.0	1,186.4	1,201.8
	Total capital expenditures (millions)	$179.7	98.0	102.2	165.9	338.9
	Market value per share at December 31	$26.01	25.11	20.88	15.34	24.08

DPL Inc.:	Electric sales (millions of kWh)
	Residential	5,520	5,140	5,071	5,302	4,909
	Commercial	3,901	3,777	3,699	3,710	3,618
	Industrial	4,332	4,393	4,330	4,472	4,568
	Other retail	1,437	1,407	1,409	1,405	1,369
	Total retail	15,190	14,717	14,509	14,889	14,464
	Wholesale	2,716	3,748	4,836	4,358	3,591
	Total	17,906	18,465	19,345	19,247	18,055

	At December 31,
DPL Inc.:	Book value per share	$8.53	8.67	7.52	6.89	7.13
	Total assets (millions)	$3,791.7	4,165.5	4,444.7	4,277.7	4,370.8
	Long-term debt (millions) (b)	$1,677.1	2,117.3	1,954.7	2,142.3	2,150.8
	Trust preferred securities (b)	$-	-	-	292.6	292.4

		2005	2004	2003	2002	2001
At December 31,
DPL Inc.:	Senior unsecured debt ratings --
	Fitch Ratings	BBB-	BB	BBB	BBB	A-
	Moody’s Investors Service	Ba1	Ba3	Ba1	Baa2	Baa1
	Standard & Poor's Corporation	BB-	BB-	BB-	BBB-	BBB

DP&L:	Senior secured debt ratings --
	Fitch Ratings	A-	BBB	A	A	AA
	Moody’s Investors Service	Baa1	Baa3	Baa1	A2	A2
	Standard & Poor’s Corporation	BBB-	BB-	BBB-	BBB	BBB+

Number of Shareholders
DPL Inc.:	Common	26,061	28,079	30,366	31,856	33,729
DP&L:	Preferred	329	357	402	426	476

(a)
In 2003, we recorded a cumulative effect of an accounting change related to the adoption of SFAS 143 “Accounting for Asset Retirement Obligations”. In 2005, we recorded an additional obligation in response to FASB Interpretation Number (FIN) 47, “Accounting for Conditional Asset Retirement Obligations, an interpretation of FASB Statement No. 143.”

(b)
Excludes current maturities of long-term debt. Upon adoption of FASB Interpretation Number 46R “Consolidation of Variable Interest Entities (Revised December 2003)—an interpretation of ARB No. 51” at December 31, 2003, DPL deconsolidated the DPL Capital Trust II.

		2006	2005
	For the quarters ended March 31,
DPL Inc.:	Basic earnings (loss) per share of common stock:
	Continuing operations	$0.43	0.30
	Discontinued operations	$0.06	0.31
	Total basic earnings per common share	$0.49	0.61
	Diluted earnings (loss) per share of common stock:
	Continuing operations	$0.40	0.28
	Discontinued operations	$0.06	0.30
	Total diluted earnings per common share	$0.46	0.58

	Dividends paid per share	$0.25	0.24
	Dividend payout ratio	51.0%	39.3%
	Earnings from continuing operations, net of tax	$51.3	36.1
	Earnings (loss) from discontinued operations, net of taxes	$7.6	37.6
	Net income	$58.9	73.7

	Revenues (millions)	$341.1	307.1
	Total capital expenditures (millions)	$110.9	43.0
	Market value per share at March 31	$27.00	25.00

DPL Inc.:	Electric sales (millions of kWh)
	Residential	1,468	1,535
	Commercial	893	885
	Industrial	988	1,010
	Other retail	338	331
	Total retail	3,687	3,761
	Wholesale	819	617
	Total	4,506	4,378

	At March 31,
DPL Inc.:	Book value per share	$7.97	8.82
	Total assets (millions)	$3,653.2	4,161.1
	Long-term debt (millions)	$1,452.0	2,109.8

		2006	2005
At March 31,
DPL Inc.:	Senior unsecured debt ratings --
	Fitch Ratings	BBB	BB-
	Moody’s Investors Service	Ba1	Ba2
	Standard & Poor's Corporation	BB-	BB

DP&L:	Senior secured debt ratings --
	Fitch Ratings	A	BBB
	Moody’s Investors Service	Baa1	Baa2
	Standard & Poor’s Corporation	BBB-	BBB-

Number of Shareholders
DPL Inc.:	Common	25,668	27,535
DP&L:	Preferred	297	324

RATIOS OF EARNINGS TO FIXED CHARGES

We have calculated ratios of earnings to fixed charges pursuant to Item 503 of Regulation S-K of the SEC as follows:

Year Ended
December 31,					March 31,
2001	2002	2003	2004	2005	2006
2.92	2.55	2.05	2.18	2.45	2.77

The Ratios of Earnings to Fixed Charges represent, on a pre-tax basis, the number of times earnings cover fixed charges. Earnings consist of income before extraordinary items and discontinued operations adding back fixed charges and the provision for income taxes. Fixed charges consist of interest on long term debt, other interest expense and an estimate of the interest portion of all rentals charged to income.

USE OF PROCEEDS

We will not receive any proceeds from the issuance of the registered senior notes in exchange for the unregistered senior notes tendered pursuant to the exchange offer. In consideration for the issuance of the registered senior notes as contemplated by this prospectus, we will receive in exchange an identical principal amount of unregistered senior notes, which have terms substantially identical to the registered senior notes. We will retire and cancel all of the unregistered senior notes surrendered in exchange for the registered senior notes, and such unregistered senior notes may not be reissued.

THE EXCHANGE OFFER

Purpose and Effect of the Exchange Offer; Terms of the Exchange Offer

We issued and sold the unregistered senior notes on March 25, 2004 to the initial purchasers in a private transaction not subject to the registration requirements of the Securities Act. In connection with the sale of the unregistered senior notes, we entered into a registration rights agreement with the initial purchasers which obligated us, among other things, to:

•	file a registration statement with the SEC within 120 days after the issuance of the unregistered senior notes for an offer to exchange the unregistered senior notes for the registered senior notes;

•	use our reasonable best efforts to cause the registration statement to be declared effective within 180 days after the issuance of the unregistered senior notes;

•	promptly after the registration statement has been declared effective, offer registered senior notes in exchange for surrender of the unregistered senior notes; and

•	use our reasonable best efforts to keep the exchange offer open for at least 30 days after the date notice of the exchange offer has been mailed to the holders of the unregistered senior notes.

The sale of the unregistered senior notes was not registered pursuant to the schedule above and, as a result, the unregistered senior notes are currently accruing additional interest at the rate of 1.0% per annum. The unregistered senior notes will continue to accrue additional interest at the rate of 1.0% per annum until the registration statement of which this prospectus is a part is declared effective by the SEC. Upon the SEC’s declaration of effectiveness of the registration statement, the unregistered senior notes will accrue additional interest at the rate of 0.5% per annum, and upon completion of the exchange offer, additional interest will cease to accrue.

This prospectus, along with the letter of transmittal, is being sent to all holders of unregistered senior notes and to others believed to have beneficial interests in such notes. Holders do not have any appraisal or dissenters’ rights under our indenture in connection with the exchange offer. We intend to conduct the exchange offer in accordance with the applicable requirements of the Securities Act, the Exchange Act and the rules and regulations of the SEC promulgated thereunder.

The registered senior notes have terms identical to the unregistered senior notes, except that the registered senior notes do not have transfer restrictions or any terms relating to registration rights and do not provide for the liquidated damages set forth in the registration rights agreement payable by us in the event that we are unable to fulfill certain of our obligations under the registration rights agreement. A holder that validly tenders an unregistered senior note pursuant to the exchange offer and does not withdraw it will receive a registered senior note in the same principal amount as the tendered unregistered senior note. Interest on each registered senior note will accrue from the date of the last interest payment on the unregistered senior note tendered.

Procedures for Tendering Unregistered Senior Notes

The tender to us of unregistered senior notes by a holder as set forth below and the acceptance of the unregistered senior notes by us will constitute a binding agreement between the tendering holder and us upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal. Except as set forth below, a holder who wishes to tender unregistered senior notes for exchange pursuant to the exchange offer must transmit a properly completed and duly executed letter of transmittal, including all other documents required by such letter of transmittal, to J.P. Morgan Trust Company, N.A. , who is acting as the Exchange Agent, at the address set forth below under “—Exchange Agent” on or prior to the expiration date. In addition, on or prior to the expiration date,
•	certificates for such unregistered senior notes must be received by the Exchange Agent;

•
a timely confirmation of a book-entry transfer of these unregistered senior notes, if this procedure is available, into the Exchange Agent’s account at The Depository Trust Company (“DTC”) pursuant to the procedure for book-entry transfer described below, must be received by the Exchange Agent; or

•	the holder must comply with the guaranteed delivery procedures described below.

The method of delivery of unregistered senior notes, letters of transmittal and all other required documents is at the election and risk of the holders. If such delivery is by mail, we recommend that you use registered mail, properly insured, with return receipt requested. In all cases, sufficient time should be allowed to assure timely delivery. No letters of transmittal or unregistered senior notes should be sent to us.

Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the unregistered senior notes surrendered for exchange pursuant thereto are tendered:

•	by a registered holder of the unregistered senior notes who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal; or

•	for the account of an eligible institution.

If signatures on a letter of transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantees must be by an eligible institution, which is a firm that is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc., or a commercial bank or trust company having an office or correspondent in the United States. If unregistered senior notes are registered in the name of a person other than the person signing the letter of transmittal, the unregistered senior notes surrendered for exchange must be endorsed by, or be accompanied by a written instrument or instruments of transfer or exchange, in satisfactory form as determined by us in our sole discretion, duly executed by the registered holder with the signature thereon guaranteed by an eligible institution.

All questions as to the validity, form, eligibility (including time of receipt) and acceptance of unregistered senior notes tendered for exchange will be determined by us in our sole discretion, and our determination will be final and binding on all parties. We reserve the absolute right:

•
to reject any and all tenders of any particular unregistered senior notes not properly tendered or not to accept any particular unregistered senior notes which acceptance might, in our judgment or the judgment of our counsel, be unlawful; and

•
to waive any defects or irregularities or conditions of the exchange offer as to any particular unregistered senior notes either before or after the expiration date (including the right to waive the ineligibility of any holder who seeks to tender unregistered senior notes in the exchange offer).

Unless waived, any defects or irregularities in connection with the tender of unregistered senior notes for exchange must be cured within such reasonable period of time as we determine. Neither we, nor the Exchange Agent nor any other person will be under any duty to give notification of any defect or irregularity with respect to any tender of unregistered senior notes for exchange, nor will we or any of them incur any liability for failure to give such notification.

Any beneficial owner whose unregistered senior notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct such registered holder to tender on behalf of the beneficial owner. If the beneficial owner wishes to tender on its own behalf, then it must, prior to completing and executing the letter of transmittal and delivery of its unregistered senior notes, either make appropriate arrangements to register ownership of the unregistered senior notes in its own name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take time.

Terms of the Exchange Offer; Period for Tendering Unregistered Senior Notes

Upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal, we will:

•	accept for exchange unregistered senior notes which are validly tendered on or prior to the expiration date and not validly withdrawn as permitted below; and

•
use our reasonable best efforts to keep the exchange offer open for not less than 30 days, or longer if required by applicable law, after the date notice of the exchange offer is mailed to the holders of the unregistered senior notes.

The term “expiration date” means 9:00 a.m., New York City time, on July 31, 2006; provided, however, that if we, in our sole discretion, have extended the period of time for which the exchange offer is open, the term “expiration date” means the latest time and date to which the exchange offer is extended.

As of the date of this prospectus, $175 million in aggregate principal amount of the unregistered senior notes were outstanding. The exchange offer is not conditioned upon any minimum principal amount of unregistered senior notes being tendered. This prospectus, together with the letter of transmittal, is first being sent on or about the date set forth on the cover page to all holders of unregistered senior notes at the addresses set forth in the security register maintained by the Trustee (as defined below).

We expressly reserve the right:

•	at any time or from time to time, to extend the period of time during which the exchange offer is open, and thereby delay acceptance of any unregistered senior notes; and

•
to amend or terminate the exchange offer, and not to accept for exchange any unregistered senior notes not previously accepted for exchange, upon the occurrence of any of the conditions of the exchange offer specified below under “- Certain Conditions to the Exchange Offer.”

We will give written notice of any extension, amendment, non-acceptance or termination to the holders of the unregistered senior notes as promptly as practicable, such notice in the case of any extension to be issued by means of a press release or other public announcement no later than 9:00 a.m., New York City time, on the previous expiration date. Without limiting the manner in which we may choose to make any public announcement and subject to applicable law, we shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a release to the Dow Jones News Service.

Unregistered senior notes that are not tendered for exchange or are tendered but not accepted in connection with the exchange offer will remain outstanding and be entitled to the benefits of the Indenture (as defined below), but will not be entitled to any further registration rights under the registration rights agreement, except under limited circumstances. We intend to conduct the exchange offer in accordance with the applicable requirements of the Exchange Act, and the relevant rules and regulations of the SEC.

By executing, or otherwise becoming bound by, a letter of transmittal, each holder of the unregistered senior notes, other than certain specified holders, will represent that:

•	it is not our affiliate;

•	any registered senior notes to be received by it are being acquired in the ordinary course of its business; and

•	it has no arrangement with any person to participate in the distribution, within the meaning of the Securities Act, of the registered senior notes.

If the tendering holder is a broker-dealer that will receive registered senior notes for its own account in exchange for the unregistered senior notes that were acquired as a result of market-making activities or other trading activities, it will be required to acknowledge that it will deliver a prospectus in connection with any resale of such registered senior notes. See “- Resale of the Registered Senior Notes.”

Acceptance of Unregistered Senior Notes for Exchange; Delivery of Registered Senior Notes

Upon satisfaction or waiver of all of the conditions to the exchange offer, we will accept, promptly after the expiration date, all unregistered senior notes properly tendered and will issue registered senior notes promptly after acceptance of the unregistered senior notes. See “- Certain Conditions to the Exchange Offer” below. For purposes of the exchange offer, we will be deemed to have accepted properly tendered unregistered senior notes for exchange if and when we have given oral (confirmed in writing) or written notice thereof to the Exchange Agent.

For each unregistered senior note accepted for exchange, the holder will receive a registered senior note having a principal amount at maturity equal to that of the surrendered unregistered senior note. Interest on the registered senior notes will accrue from the last interest payment date on which interest was paid on the unregistered senior notes.

In all cases, issuance of registered senior notes for the unregistered senior notes that are accepted for exchange pursuant to the exchange offer will be made only after timely receipt by the Exchange Agent of certificates for such unregistered senior notes or a timely book-entry confirmation of such unregistered senior notes into the Exchange Agent’s account at DTC pursuant to the book-entry transfer procedures described below, a properly completed and duly executed letter of transmittal and all other required documents. If any tendered unregistered senior notes are not accepted for any reason set forth in the terms and conditions of the exchange offer or if certificates representing unregistered senior notes are submitted for a greater principal amount than the holder desires to exchange, such unaccepted or non-exchanged unregistered senior notes will be returned without expense to the tendering holder thereof (or, in the case of unregistered senior notes tendered by book-entry transfer into the

Exchange Agent’s account at DTC pursuant to the book-entry transfer procedures described below, such non-exchanged unregistered senior notes will be credited to an account maintained with DTC) as promptly as practicable after the expiration or termination of the exchange offer.

Book-Entry Transfer

Promptly after the date of this prospectus, the Exchange Agent will make a request to establish an account with respect to the unregistered senior notes at DTC for purposes of the exchange offer. Any financial institution that is a participant in DTC’s systems may make book-entry delivery of unregistered senior notes and effect delivery of the related letter of transmittal by causing DTC to transfer such unregistered senior notes into the Exchange Agent’s account and to deliver the agent’s message in accordance with DTC’s Automated Tender Offer Program (“ATOP”) procedures for transfer. However, the exchange for the unregistered senior notes so tendered will only be made after timely confirmation of such book-entry transfer of unregistered senior notes into the Exchange Agent’s account, and timely receipt by the Exchange Agent of an agent’s message and any other documents required by the letter of transmittal. The term “agent’s message” means a message, transmitted by DTC and received by the Exchange Agent and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from a participant tendering unregistered senior notes that are the subject of such book-entry confirmation, that such participant has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce such agreement against such participant.

Although delivery of unregistered senior notes may be effected through book-entry transfer into the Exchange Agent’s account at DTC, the letter of transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees and any other required documents, must in the case of certificates for unregistered senior notes, be delivered to and received by the Exchange Agent at its address set forth under “—Exchange Agent” below on or prior to the expiration date, or the guaranteed delivery procedure set forth below must be complied with.

Delivery of documents to DTC in accordance with its procedures does not constitute delivery to the Exchange Agent.

Guaranteed Delivery Procedures

If a registered holder of the unregistered senior notes desires to tender such unregistered senior notes and (1) the unregistered senior notes are not immediately available, (2) time will not permit such holder’s unregistered senior notes or other required documents to reach the Exchange Agent before the expiration date of the exchange offer, or (3) the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if:

•	the tender is made through an eligible institution;

•
prior to the expiration date of the exchange offer, the Exchange Agent receives from an eligible institution a properly completed and duly executed letter of transmittal (or a facsimile letter of transmittal) and notice of guaranteed delivery, substantially in the form provided by us (by telegram, telex, facsimile transmission, mail or hand delivery) setting forth the name and address of the holder of unregistered senior notes and the amount of unregistered senior notes tendered, stating that the tender is being made thereby and guaranteeing that within five New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery, the certificates of all physically tendered unregistered senior notes, in proper form for transfer, or a book-entry confirmation, as the case may be, and any other documents required by the letter of transmittal will be deposited by the eligible institution with the Exchange Agent; and

•
the certificates for all physically tendered unregistered senior notes, in proper form for transfer, or a book-entry confirmation, as the case may be, and all other documents required by the letter of transmittal, are received by the Exchange Agent within five New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery.

Withdrawal Rights

Tenders of unregistered senior notes may be withdrawn at any time prior to the expiration date.

For a withdrawal to be effective, a written notice of withdrawal must be received by the Exchange Agent at one of the addresses set forth below under “— Exchange Agent.” Any such notice of withdrawal must specify:

•	the name of the person having tendered the unregistered senior notes to be withdrawn;

•	the unregistered senior notes to be withdrawn (including the principal amount of such unregistered senior notes); and

•	where certificates for unregistered senior notes have been transmitted, the name in which such unregistered senior notes are registered, if different from that of the withdrawing holder.

If certificates for unregistered senior notes have been delivered or otherwise identified to the Exchange Agent, then, prior to the release of such certificates, the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an eligible institution unless such holder is an eligible institution. If unregistered senior notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn unregistered senior notes and otherwise comply with the procedures of such facility. All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by us in our sole discretion, and our determination will be final and binding on all parties.

Any unregistered senior notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any unregistered senior note which has been tendered for exchange but which is not exchanged for any reason will be returned to its holder without cost to such holder (or, in the case of unregistered senior notes tendered by book-entry transfer into the Exchange Agent’s account at DTC pursuant to the book-entry transfer procedures described above, such unregistered senior notes will be credited to an account maintained with DTC for the unregistered senior notes) as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Validly withdrawn unregistered senior notes may be re-tendered by following one of the procedures described under “— Procedures for Tendering Unregistered Senior Notes” above at any time on or prior to the expiration date.

Certain Conditions to the Exchange Offer

Notwithstanding any other provisions of the exchange offer, we are not required to accept for exchange, or to issue registered senior notes in exchange for unregistered senior notes, and we may terminate or amend the exchange offer, if at any time before the acceptance of such unregistered senior notes for exchange or the exchange of the registered senior notes for such unregistered senior notes, such acceptance or issuance would violate applicable law or any interpretation of the SEC’s staff.

The condition in the paragraph immediately above is for our sole benefit and may be asserted by us regardless of the circumstances giving rise to such condition. Our failure at any time to exercise the foregoing rights is not to be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

In addition, we will not accept for exchange any unregistered senior notes tendered, and no registered senior notes will be issued in exchange for any such unregistered senior notes, if at such time any stop order is threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the Indenture under the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).

Exchange Agent

J.P. Morgan Trust Company, N.A. has been appointed as the Exchange Agent for the exchange offer. J.P. Morgan Trust Company, N.A. is also the trustee under the Indenture governing the unregistered senior notes and the registered senior notes. All executed letters of transmittal should be directed to the Exchange Agent at one of the addresses set forth below. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery should be directed to the Exchange Agent, addressed as follows:

Deliver To:

J.P. Morgan Trust Company, N.A., Exchange Agent

By Courier:
Institutional Trust Services
Attn. Exchanges
2001 Bryan Street; 9th Floor
Dallas, Texas 75201

By Hand Delivery:
Institutional Trust Services
4 New York Plaza; 1st Floor
New York, New York 10004-2413

By First Class, Registered or Certified Mail:
Institutional Trust Services
P.O. Box 2320
Dallas, Texas 75221-2320

By Facsimile:
(214) 468-6494

(Eligible Institutions Only)

DELIVERY TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMISSION OF INSTRUCTIONS VIA FACSIMILE OTHER THAN AS SET FORTH ABOVE DOES NOT CONSTITUTE A VALID DELIVERY.

Fees and Expenses

The principal solicitation is being made by mail; however, additional solicitation may be made by telecopy, telephone or in person by our officers, regular employees, affiliates and agents. We will not pay any additional compensation to any such officers and employees who engage in soliciting tenders. We will not make any payment to brokers, dealers, or others soliciting acceptances of the exchange offer. However, we will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith.

The estimated cash expenses to be incurred in connection with the exchange offer will be paid by us and are estimated in the aggregate to be $240,000. Such expenses include registration fees, fees and expenses of the exchange agent and trustee, accounting and legal fees, printing and mailing costs, and related fees and expenses.

Accounting Treatment

The registered senior notes will be recorded at the same carrying value as the unregistered senior notes. Accordingly, we will not recognize any gain or loss for accounting purposes. We intend to amortize the expenses of the exchange offer and issuance of the unregistered senior notes over the term of the registered senior notes.

Resale of the Registered Senior Notes

Based on an interpretation by the SEC’s staff contained in several no-action letters issued to third parties, we believe that the registered senior notes issued pursuant to the exchange offer may be offered for resale, resold and otherwise transferred after the exchange offer by any holder of registered senior notes (other than a holder which is our “affiliate” within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, if such holder:

•	acquires the registered senior notes in the ordinary course of his or her business; and

•	does not intend to participate, and has no arrangement with any person to participate, in a distribution of the registered senior notes.

Any holder of the unregistered senior notes who tenders in the exchange offer with the intention to participate, or for the purpose of participating, in a distribution of the registered senior notes may not rely on the position of the staff of the SEC enunciated in the “Exxon Capital Holdings Corporation” or similar no-action letters (the “Exxon Capital Letters”) but rather must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. In addition, any such resale transaction should be covered by an effective registration statement containing the selling security holder’s information required by Item 507 of Regulation S-K of the Securities Act.

Each broker-dealer that receives registered senior notes for its own account in exchange for the unregistered senior notes, where such unregistered senior notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, may be a statutory underwriter and must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such registered senior notes.

This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with any such resale. The letter of transmittal states that by acknowledging and delivering a prospectus, a broker-dealer will not be considered to admit that it is an “underwriter” within the meaning of the Securities Act. We have agreed that for a period of 90 days after the expiration date, we will make this prospectus available to broker-dealers for use in connection with any such resale. See “PLAN OF DISTRIBUTION.”

By tendering in the exchange offer, each holder will represent to us (which representation may be contained in the Letter of Transmittal) to the effect that:

•	it is not our affiliate;

•
it is not engaged in, and does not intend to engage in, and has no arrangement or understanding with any person to participate in, a distribution of the registered senior notes to be issued in the exchange offer; and

•	it is acquiring the registered senior notes in its ordinary course of business.

Each holder will acknowledge and agree that any broker-dealer and any such holder using the exchange offer to participate in a distribution of the registered senior notes acquired in the exchange offer:

•	could not under SEC policy as in effect on the date of the registration rights agreement rely on the position of the SEC enunciated in the Exxon Capital Letters; and

•
must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction and that such secondary resale transaction must be covered by an effective registration statement containing the selling security holder information required by Item 507 of Regulation S-K if the resales are of registered senior notes obtained by such holder in exchange for unregistered senior notes acquired by such holder directly from us or our affiliate.

DESCRIPTION OF THE REGISTERED SENIOR NOTES

The unregistered senior notes were, and the registered senior notes will be, issued pursuant to an indenture dated as of March 1, 2000, between us and J.P. Morgan Trust Company, N.A. (the “Trustee”) and an officer’s certificate establishing the unregistered senior notes and the registered senior notes. Selected provisions of the registered senior notes and the indenture, including the officer’s certificate pursuant to which the terms of the registered senior notes were established (collectively referred to as the “Indenture”), are summarized below. This summary is not complete. You should read those documents for a better understanding of all of the provisions of those documents that may be important to you. Some defined terms used in this description but not defined below have the meanings assigned to them in the Indenture.

General

The Indenture provides for our issuance of debt securities, including the registered senior notes, and other unsecured evidences of indebtedness in series from time to time (“debt securities”) in an unlimited amount. We have previously issued and have outstanding five series of debt securities under the indenture in the aggregate principal amount of $1 billion. In exchange offers similar to that described in this prospectus, the first series of debt securities was exchanged for the second series and the third series was exchanged for the fourth series. The registered senior notes issued pursuant to this exchange offering will be issued as a series of debt securities under the Indenture and will be our unsecured obligations that, so long as they are unsecured, will rank equally in right of payment of principal and interest with all of our other existing and future senior unsecured and unsubordinated debt. As of March 31, 2006, our aggregate outstanding debt that would have ranked equally with the registered senior notes was approximately $992.2 million. The Indenture provides that we may not grant a lien on the capital shares of any Significant Subsidiary (as defined below) to secure our indebtedness, as defined in the Indenture, without similarly securing the registered senior notes, with certain exceptions. We and our subsidiaries (other than DP&L) are also restricted in our and their ability to incur additional debt. See “- Limitation on Incurrence of Certain Indebtedness.” However, the Indenture does not limit the aggregate amount of debt we or our subsidiaries may incur. We are a holding company that derives substantially all of our income from our operating subsidiaries. Our operating subsidiaries are separate and distinct legal entities and will have no obligation, contingent or otherwise, to pay any dividends or make any other distributions to us or to otherwise pay amounts due with respect to the registered senior notes or to make funds available for such payments. The registered senior notes, therefore, will be effectively subordinated to debt and preferred stock at the subsidiary level. As of March 31, 2006, our subsidiaries, including DP&L, had approximately $708.6 million of aggregate outstanding debt and preferred stock.

Principal Amount, Interest and Maturity

The registered senior notes are initially being offered in the aggregate principal amount of $175 million. Exchange of the unregistered senior notes for the registered senior notes or beneficial interests therein may be made in minimum denominations of $1,000 and in integral multiples of $1,000 over such amount.

The registered senior notes will mature on March 31, 2009 and are not subject to any sinking fund provision. The registered senior notes will bear interest from the last interest payment date on which we paid interest on the unregistered senior notes at the rate per annum shown on the cover page of this prospectus, payable quarterly on March 31, June 30, September 30 and December 31 of each year and at maturity (each, an “Interest Payment Date”), commencing on June 30, 2006. Except for interest payable at maturity (which shall be payable to the same person that is entitled to the payment of principal), the interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in such Indenture, be paid to the person in whose name the registered senior note (or one or more unregistered senior notes) is registered at the close of business on the calendar day next preceding such Interest Payment Date (the “Regular Record Date”). The amount of interest payable for any period will be computed on the basis of a 360-day year of twelve 30-day months and for any period shorter than a full month, on the basis of the actual number of days elapsed. In the event that any date on which interest is payable on the registered senior notes is not a business day, the payment of the interest payable on such date will be made on the next succeeding day which is a business day (and without any interest or other payment in respect of any such delay), with the same force and effect as if made on the date the payment was originally payable; provided, however, that if that business day falls in the next succeeding calendar year, then the Interest Payment Date will be the immediately preceding business day. The term “business day” means any day, other than a Saturday or Sunday, or which is not a day on which banking institutions or trust companies in The City of New York are generally authorized or required by law, regulation or executive order to remain closed. The interest rate per annum on the registered senior notes set forth on the cover page of this prospectus shall increase by 2.0% for so long as any default has occurred and is continuing under the Indenture. We shall pay interest (including post-petition interest in any proceeding under any bankruptcy law, whether or not allowed in such proceeding) on overdue installments of principal and interest (without regard to any applicable grace periods), from time to time on demand at the same rate as applicable to the registered senior notes at such time to the extent lawful.

We will make principal and interest payments on the registered senior notes, other than certificated notes, to Cede & Co. (as nominee of DTC) so long as Cede & Co. is the registered owner. Disbursement of such payments to DTC’s participants is the responsibility of DTC, and disbursement of such payments to the beneficial owners of the registered senior notes is the responsibility of DTC participants and indirect participants in DTC, all as described below under “- Book-Entry Securities.”

Optional Redemption

We may redeem the registered senior notes, in whole or in part, at any time prior to maturity at a redemption price equal to the Make-Whole Amount, as described below, plus accrued interest, if any, to the redemption date with respect to the registered senior notes, or portion thereof, being redeemed.

“Comparable Treasury Issue” means, with respect to any Redemption Date, the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the time period from the Redemption Date to March 25, 2009 that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the time period. If no United States Treasury security has a maturity which is within a period from three months before to three months after March 25, 2009, the two most closely corresponding United States Treasury securities shall be used as the Comparable Treasury Issue, and the Treasury Rate shall be interpolated and extrapolated on a straight-line basis, rounding to the nearest month using such securities.

“Comparable Treasury Price” means (i) the average of up to five Reference Treasury Dealer Quotations for such Redemption Date, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (ii) if the Trustee obtains fewer than five such Reference Treasury Dealer Quotations, the average of all such Quotations.

“Make-Whole Amount” shall be equal to the greater of (i) 100% of the principal amount of the registered senior notes being redeemed or (ii) as determined by the Quotation Agent as of the Redemption Date, the sum of the present value of the scheduled payments of principal and interest on the registered senior notes being redeemed from the redemption date to March 25, 2009, discounted to that redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at a discount rate equal to the Treasury Rate (as defined below) plus 25 basis points.

“Quotation Agent” means a primary United States Government securities dealer in New York City (a “Primary Treasury Dealer”).

“Reference Treasury Dealer” means up to five Primary Treasury Dealers selected by the Trustee after consultation with the us.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding that redemption date.

“Treasury Rate” means (i) the yield, under the heading which represents the average for the immediately prior week, appearing in the most recently published statistical release designated “H.15 (519)” or any successor publication which is published weekly by the Federal Reserve and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the time period from the redemption date to March 25, 2009 (if no maturity is within three months before or after such time period, yields for the two published maturities most closely corresponding to such time period shall be determined and the Treasury Rate shall be interpolated or extrapolated from such yields on a straight-line basis, rounding to the nearest month) or (ii) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for that redemption date. The Treasury Rate shall be calculated on the third business day preceding the redemption date.

Notice of any redemption will be mailed at least 30 days but no more than 60 days before the redemption date to each holder of registered senior notes to be redeemed. If, at the time notice of redemption is given, the redemption moneys are not held by the Trustee, the redemption may be made subject to their receipt on or before the redemption date and such notice shall be of no effect unless such moneys are so received. Upon payment of the redemption price, on and after the redemption date, interest will cease to accrue on the registered senior notes called for redemption.

Payment and Paying Agents

Interest on each registered senior note on each Interest Payment Date will be paid to the person in whose name such note is registered as of the close of business on the Regular Record Date relating to that Interest Payment Date; provided, however, that interest payable at maturity (whether at stated maturity, upon redemption or otherwise, a “maturity”) will be paid to the person to whom principal is paid. However, if there has been a default in the payment of interest on any registered senior note, the defaulted interest may be payable to the person in whose name that registered senior note is registered as of the close of business on a date selected by the Trustee which is not more than 15 days and not less than 10 days prior to the date we propose for payment of such defaulted interest or in any other lawful manner not inconsistent with the requirements of any securities exchange on which such note may be listed, if the Trustee deems such manner of payment practicable.

The principal of and premium, if any, and interest on, the registered senior notes at maturity will be payable upon presentation of the registered senior notes at the designated corporate trust operations office of J.P. Morgan Trust Company, N.A. in The City of New York, as our paying agent. We may change the place of payment on the registered senior notes, may appoint one or more additional paying agents (including us) and may remove any paying agent, all at our discretion.

So long as the registered senior notes are registered in the name of DTC or its nominee, we will pay principal, any premium, and interest due on the registered senior notes to DTC. DTC will then make payment to its participants for disbursement to the beneficial owners of the registered senior notes as described under “- Book-Entry Securities.”

Registration and Transfer

The transfer of registered senior notes may be registered, and registered senior notes may be exchanged for other registered senior notes of the same series, of authorized denominations and of like tenor and aggregate principal amount, at the corporate trust office of J.P. Morgan Trust Company, N.A. in the City of New York, as security registrar for the registered senior notes. We may change the place for registration of transfer and exchange of the registered senior notes and may designate one or more additional places for such registration and exchange, all at our discretion. No service charge will be made for any transfer or exchange of the registered senior notes, but we may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any registration of transfer or exchange of the registered senior notes. We will not be required to execute or to provide for the registration of transfer of, or the exchange of, (a) any registered senior notes during a period of 15 days prior to giving any notice of redemption or (b) any registered senior notes selected for redemption in whole or in part, except the unredeemed portion of any registered senior notes being redeemed in part.

Defeasance

The principal amount of any series of debt securities issued under the Indenture, including the registered senior notes, will be deemed to have been paid for purposes of the Indenture and our entire indebtedness in respect of the Indenture will be deemed to have been satisfied and discharged upon fulfillment of certain conditions if there has been irrevocably deposited with the Trustee or any paying agent, in trust: (a) money in an amount which will be sufficient, or (b) in the case of a deposit made prior to the maturity of the debt securities, eligible obligations (as defined below), the principal of and the interest on which when due, without any regard to reinvestment thereof, will provide moneys which, together with the money, if any, deposited with or held by the Trustee, will be sufficient, or (c) a combination of (a) and (b) which will be sufficient, to pay when due the principal of and premium, if any, and interest, if any, due and to become due on the debt securities of such series that are outstanding. For this purpose, “eligible obligations” include direct obligations of, or obligations unconditionally guaranteed by, the United States entitled to the benefit of the full faith and credit thereof and certificates, depositary receipts or other instruments which evidence a direct ownership interest in such obligations or in any specific interest or principal payments due in respect thereof and which do not contain provisions permitting the redemption or other prepayment thereof at the option of the issuer thereof.

Limitation on Liens

The Indenture provides that, except as otherwise specified with respect to a particular series of debt securities, so long as any debt securities of any series are outstanding, including the registered senior notes, we will not pledge, mortgage, hypothecate or grant a security interest in, or permit any mortgage, pledge, security interest or other lien upon, any capital shares of DP&L now or hereafter owned by us to secure any Indebtedness (as defined below), without making effective provision whereby the outstanding debt securities will (so long as such other Indebtedness is so secured) be equally and ratably secured with any and all such other Indebtedness and any other indebtedness similarly entitled to be equally and ratably secured. This restriction does not apply to, or prevent the creation or existence of,

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any mortgage, pledge, security interest, lien or encumbrance upon any such capital shares created at the time of the acquisition of such capital shares by us or within one year after such time to secure all or a portion of the purchase price for such capital shares;

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any mortgage, pledge, security interest, lien or encumbrance upon any such capital shares existing thereon at the time of the acquisition thereof by us (whether or not the obligations secured thereby are assumed by us); or

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any extension, renewal or refunding of any mortgage, pledge, security interest, lien or encumbrance described in the first two bullets on capital shares of DP&L theretofore subject thereto (or substantially the same capital shares) or any portion thereof.

The officer’s certificate relating to the registered senior notes also provides that the above limitation on liens will be expanded solely for the benefit of Holders of the registered senior notes to replace “any capital shares of DP&L” in the immediately preceding paragraph with “any capital shares of any Significant Subsidiary.” However, the expanded limitation on liens relating to capital shares of any Significant Subsidiary will not apply to nor prevent the creation or existence of liens for taxes or assessments or other governmental charges or levies not yet subject to penalty or which are being contested in good faith and by appropriate proceedings.

In addition, this restriction will not apply to, and there will be excluded in computing secured Indebtedness for the purpose of such restriction, Indebtedness secured by any judgment, levy, execution, attachment or other similar lien arising in connection with court proceedings, provided that either (1) the execution or enforcement of each such lien is effectively stayed within 30 days after entry of the corresponding judgment (or the corresponding judgment has been discharged within such 30 day period) and the claims secured thereby are being contested in good faith by appropriate proceedings timely commenced and diligently prosecuted; (2) the payment of each such lien is covered in full by insurance and the insurance company has not denied or contested coverage thereof; or (3) so long as each such lien is adequately bonded, any appropriate legal proceedings that may have been duly initiated for the review of the corresponding judgment, decree or order have not been fully terminated or the period within which such proceedings may be initiated has not expired.

Notwithstanding the foregoing, except as otherwise specified with respect to a particular series of debt securities, we may, without securing the debt securities of that series, including the registered senior notes, pledge, mortgage, hypothecate or grant a security interest in, or permit any mortgage, pledge, security interest or other lien (in addition to liens expressly permitted as described in the preceding paragraphs) upon, capital shares of DP&L now or hereafter owned by us to secure any Indebtedness (which would otherwise be subject to the foregoing restriction) in an aggregate amount which, together with all other such Indebtedness, does not exceed 10% of Consolidated Capitalization. As of March 31, 2006, our Consolidated Capitalization was approximately $2,399.6 million.

“Assets” of any person means the whole or any part of its business, property, assets, cash and receivables.

“Consolidated Capitalization” means the sum obtained by adding (1) Consolidated Shareholders’ Equity, (2) Consolidated Indebtedness for money borrowed (exclusive of any Consolidated Indebtedness which is due and payable within one year of the date such sum is determined) and, without duplication, (3) any of our preference or preferred shares or of any Consolidated Subsidiaries which is subject to mandatory redemption or sinking fund provisions.

“Consolidated Indebtedness” means total indebtedness as shown on the consolidated balance sheet of us and our Consolidated Subsidiaries.

“Consolidated Shareholders’ Equity” means the total Assets of us and our Consolidated Subsidiaries less all of the liabilities of us and our Consolidated Subsidiaries. As used in the foregoing definition, “liabilities” (1) means all obligations which would, in accordance with GAAP, be classified on a balance sheet as liabilities, including without limitation, (a) indebtedness secured by the property of us or any of our Consolidated Subsidiaries whether or not we or such Consolidated Subsidiary are liable for the payment thereof unless, in the case that we or such Consolidated Subsidiary are not so liable, such property has not been included among our Assets or those of such Consolidated Subsidiary on such balance sheet, (b) deferred liabilities and (c) indebtedness of ours or of any of our Consolidated Subsidiaries that is expressly subordinated in right and priority of payment to other liabilities of ours or of such Consolidated Subsidiary and (2) includes preference or preferred stock of ours or of any of our Consolidated Subsidiaries only to the extent of any such preference or preferred stock that is subject to mandatory redemption or sinking fund provisions.

“Consolidated Subsidiary” means at any date any Subsidiary the financial statements of which under generally accepted accounting principles in the United States would be consolidated with ours in our consolidated financial statements as of such date.

“Indebtedness” means

•	all indebtedness, whether or not represented by bonds, debentures, notes or other securities, created or assumed by us for the repayment of money borrowed;

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all indebtedness for money borrowed secured by a lien upon property owned by us and upon which indebtedness for money borrowed by us customarily pays interest, even though we have not assumed or become liable for the payment of such indebtedness for money borrowed; and

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all indebtedness of others for money borrowed which is guaranteed as to payment of principal by us or in effect guaranteed by us through a contingent agreement to purchase such indebtedness, but excluding from this definition any other contingent obligation of ours in respect of indebtedness for money borrowed or other obligations incurred by others.

“Significant Subsidiary” means DP&L and any other Subsidiary that would be a Significant Subsidiary (as defined in Rule 405 under the Securities Act) substituting five percent (5%) for ten percent (10%) in each of clauses (1), (2) and (3) of such definition.

“Subsidiary” means a corporation more than 50% of the outstanding voting stock of which is owned, directly or indirectly, by us or by one or more other Subsidiaries, or by us and one or more other Subsidiaries. For the purposes of this definition, “voting stock” means stock that ordinarily has voting power for the election of directors, whether at all times or only so long as no senior class of stock has such voting power by reason of any contingency.

Limitation on Incurrence of Certain Indebtedness

We will not, and will not permit any Subsidiary (other than DP&L) to, directly or indirectly, create, incur, assume, guarantee or become liable for any Indebtedness (as defined below) unless our Consolidated Coverage Ratio (as defined below) for the four consecutive fiscal quarters immediately preceding the issuance of that Indebtedness (as shown by a pro forma consolidated income statement of ours submitted to the Trustee for the four most recent fiscal quarters ending at least 30 days prior to the issuance of that Indebtedness after giving effect to (1) the issuance of that Indebtedness and (if applicable) the application of the net proceeds thereof to refinance other Indebtedness as if that Indebtedness was issued at the beginning of the period, (2) the issuance and retirement of any other Indebtedness since the first day of the period as if that Indebtedness was issued or retired at the beginning of the period and (3) the acquisition of any company or business acquired by us since the first day of the period (including giving effect to the pro forma historical earnings of that company or business), including any acquisition which will be consummated contemporaneously with the issuance of that Indebtedness, as if in each case that acquisition occurred at the beginning of the period) exceeds a ratio of 2.0 to 1.0.

The above limitation on incurrence of certain indebtedness will not apply to the incurrence by us or any Subsidiary (other than DP&L) of (1) Indebtedness created, incurred or assumed to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire indebtedness in existence on March 25, 2004 or other Indebtedness incurred in compliance with the provisions of the officer’s certificate relating to the registered senior notes, provided that the principal amount (or accreted value, if applicable) of that Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness being so refinanced (plus all accrued interest on the Indebtedness and the amount of all reasonable expenses and reasonable premiums incurred in connection therewith), (2) Subordinated Indebtedness (as defined below), (3) up to $150 million of our Indebtedness at any one time outstanding, (4) our Indebtedness to any of our Subsidiaries (other than DP&L) or Indebtedness of any Subsidiary to us or another Subsidiary, (5) contingent obligations of us or any of our Subsidiaries in respect of customary indemnification and purchase price adjustment obligations incurred in connection with a sale or other disposition of property or assets, (6) Indebtedness incurred in respect of performance, surety and other similar bonds and completion guarantees provided by, and letters of credit issued by, us or any of our Subsidiaries in the ordinary course of business, and extensions, refinancings and replacements thereof, (7) purchase money indebtedness and capitalized lease obligations of DPLE and its subsidiaries that is non-recourse to us and our Subsidiaries (other than DPLE and its subsidiaries) incurred to acquire, construct or improve property and assets in the ordinary course of business and any refinancings, renewals or replacements of any of these purchase money indebtedness or capitalized lease obligations and (8) Indebtedness consisting of guarantees made in the ordinary course of business by us or any Subsidiary of Indebtedness of us or any Subsidiary (other than DP&L) provided that that guaranteed Indebtedness has been incurred in compliance with the provisions of the officer’s certificate relating to the registered senior notes. Any interest expense in respect of Indebtedness incurred under this paragraph is included in the definition of “Consolidated Interest Expense” set forth below.

“Indebtedness” means Indebtedness as defined above under “- Limitation on Liens”, but also applies to “Indebtedness”, as so defined, of each Subsidiary (other than DP&L) to the same extent it applies to us.

“Consolidated Coverage Ratio” with respect to any period means the ratio of (1) the aggregate amount of Operating Cash Flow for that period to (2) the aggregate amount of Consolidated Interest Expense for that period.

“Consolidated Interest Expense” means, for any period, the total interest expense in respect of Indebtedness of us and our Subsidiaries, including, without duplication: interest expense attributable to capital leases; amortization of debt discount; distributions on the 8.125% trust preferred securities of DPL Capital Trust II; capitalized interest; cash and noncash interest payments; commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing; net costs under interest rate protection agreements (including amortization of discount); and interest expense in respect of obligations of other Persons constituting Indebtedness of us or any of our Subsidiaries under the definition of Indebtedness; provided, however, that Consolidated Interest Expense excludes any costs otherwise included in interest expense recognized on early retirement of debt.

“Consolidated Net Income” means, for any period, the net income of us and our Subsidiaries determined on a consolidated basis in accordance with generally accepted accounting principles; provided, however, that there is not included in Consolidated Net Income any net income of any Person if that Person is not a Subsidiary, except that (A) our equity in the net income of that Person for that period is included in Consolidated Net Income up to the aggregate amount of cash actually distributed by that Person during that period to us or our Subsidiary as a dividend or other distribution and (B) our equity in a net loss of that Person for that period will be included in determining Consolidated Net Income.

“Operating Cash Flow” means, for any period, with respect to us and our Subsidiaries, the aggregate amount of Consolidated Net Income after adding thereto Consolidated Interest Expense (adjusted to include costs recognized on early retirement of debt), income taxes, depreciation expense, amortization expense and any noncash amortization of debt issuance costs and any nonrecurring, noncash charges to earnings.

“Subordinated Indebtedness” means any Indebtedness of ours which is contractually subordinated and junior in right of payment to the registered senior notes on terms reasonably satisfactory to the Holders of a majority in principal amount of the registered senior notes.

Offer to Repurchase Upon Change of Control

Upon the occurrence of a Change of Control, we will make an offer (a “Change of Control Offer”) to each Holder of registered senior notes to repurchase all or any part of each Holder’s registered senior notes at a purchase price equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest thereon, if any, to the date of purchase (the “Change of Control Payment”). Within 30 days following any Change of Control, we will mail a notice to each Holder stating: (1) that the Change of Control Offer is being made pursuant to this provision and that all registered senior notes tendered will be accepted for payment; (2) the purchase price and the purchase date, which will be no earlier than 30 days and no later than 60 days from the date that notice is mailed (the “Change of Control Payment Date”); (3) that any registered senior note not promptly tendered will continue to accrue interest pursuant to the terms thereof; (4) that, unless we default in the payment of the Change of Control Payment, all registered senior notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest after the Change of Control Payment Date; (5) that Holders electing to have any registered senior notes or portions thereof purchased pursuant to a Change of Control Offer will be required to surrender the registered senior notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the registered senior notes completed, to the Paying Agent at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date; (6) that Holders will be entitled to withdraw their election, in whole or in part, if the Paying Agent receives, not later than the close of business on the second Business Day preceding the Change of Control Payment Date, a telegram, facsimile transmission or letter setting forth the name of the Holder, the principal amount of the registered senior note the Holder delivered for purchase, and a statement that the Holder is withdrawing his election to have all or a portion of the registered senior note purchased and a statement of the principal amount for which the Holder is withdrawing its election (it being understood that in the absence of this statement it will be assumed that the election is being withdrawn in toto); and (7) that Holders whose registered senior notes are being purchased only in part will be issued new registered senior notes equal in principal amount to the unpurchased portion of the registered senior notes surrendered. We will comply with the requirements of Section 14(e) of, and Rule 14e-1 under, the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of registered senior notes in connection with a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Indenture relating to a Change of Control Offer, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under this paragraph by virtue of such conflict.

On the Change of Control Payment Date, we will, to the extent lawful, (1) accept for payment all registered senior notes or portions thereof properly tendered pursuant to the Change of Control Offer, (2) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all registered senior notes or portions thereof properly tendered and (3) deliver or cause to be delivered to the Trustee the registered senior notes properly accepted together with an Officer’s Certificate stating the aggregate principal amount of registered senior notes or portions thereof being purchased by us. The Paying Agent will promptly mail or otherwise transmit to each Holder of registered senior notes so tendered the Change of Control Payment for the registered senior notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new registered senior note equal in principal amount to any unpurchased portion of the registered senior notes surrendered by the Holder, if any. We will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

Notwithstanding anything to the contrary under this “- Offer to Repurchase Upon Change of Control”, we will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this paragraph applicable to a Change of Control Offer made by us and purchases all registered senior notes properly tendered and not withdrawn under such Change of Control Offer.

For purposes of this “- Offer to Repurchase Upon Change of Control”, (A) “Change of Control” means the occurrence of any of the following: (a) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of our assets, taken as a whole, to any “person” or “group” (as such terms are used in Section 13(d)(3) of the Exchange Act) (for purposes of this subclause (a), the direct or indirect sale, transfer, conveyance or disposition of the majority of the voting stock or all or substantially all of the assets of DP&L (including, but not limited to, by way of a merger or consolidation involving DP&L) will be deemed to be a transfer of all or substantially all of our assets, taken as a whole); (b) the adoption of a plan relating to our liquidation or dissolution; (c) the consummation of any transaction

(including, without limitation, any merger or consolidation) or series of related transactions the result of which is that any “person” or “group” (as defined above) becomes the Beneficial Owner, directly or indirectly, of more than 50% of our voting stock, measured by voting power rather than number of shares; or (d) the first day on which a majority of the members of our Board of Directors are not Continuing Directors, (B) “Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition (the terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning), (C) “Continuing Directors” means, as of any date of determination, any member of our Board of Directors who (a) was a member of our Board of Directors on March 25, 2004; or (b) was nominated for election or elected to our Board of Directors with the approval of a majority of the Continuing Directors who were members of our Board at the time of such nomination or election, and (D) “voting stock” has the meaning set forth in the definition of “Subsidiary” above.

Repurchase Right Upon Breach of Representation and Warranty

If our representation and warranty that “the audited consolidated financial statements for the year ended December 31, 2003, when filed with our Annual Report on Form 10-K for the year ended December 31, 2003, will not vary in any material respect from the unaudited financial information for the year ended December 31, 2003 that is contained in our March 15, 2004 Form 8-K” proves to have been false or inaccurate on March 25, 2004 and, as of that date, we had knowledge (as defined in the Purchase Agreement dated March 25, 2004 between us and ZLP Master Fund, Ltd., ZLP Master Opportunity Fund, Ltd., ZLP Master Utility Fund, Ltd., Citigroup Global Markets, Inc. and Perry Partners LP, as Purchasers, relating to the unregistered senior notes (the “Purchase Agreement”)) of facts and circumstances reasonably related to such falsehood or inaccuracy, then, upon written request to us by any Holder (or beneficial owner) who is a party to the Purchase Agreement (or an Affiliate of such party or such party’s successor as provided therein), we will repurchase the registered senior notes held by such Holder (or beneficial owner) at a repurchase price of 100% of the principal amount of the registered senior notes being repurchased, plus accrued and unpaid interest thereon to the repurchase date, as soon as practicable after the receipt of such notice but, in any event, no later than ten (10) Business Days after the receipt of such notice. For purposes of this paragraph, a successor to a party to the Purchase Agreement does not include any purchaser who is not an Affiliate of that party.

Consolidation, Merger and Sale of Assets

Under the terms of the Indenture, we may not consolidate with or merge into any other corporation or convey, transfer or lease our properties and assets substantially as an entirety to any entity, unless (i) the corporation formed by such consolidation or into which we are merged or the entity which acquires by conveyance or transfer, or which leases, our property and assets substantially as an entirety will be an entity organized and validly existing under the laws of any domestic jurisdiction of the United States and expressly assumes our obligations on all debt securities and under the Indenture, (ii) immediately after giving effect to the transaction, no event of default, and no event which, after notice or lapse of time or both, would become an event of default, will have occurred and be continuing, and (iii) we have delivered to the Trustee an officer’s certificate and an opinion of counsel as provided in the Indenture, as well as an opinion of independent tax counsel to the effect that the contemplated actions will not cause the Holders of the registered senior notes to recognize income, gain or loss for United States federal income tax purposes as a result of such consolidation, merger or sale of assets and the Holders of the registered senior notes will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such consolidation, merger or sale of assets had not occurred. The terms of the Indenture do not restrict us in a merger in which we are the surviving entity.

Events of Default

Each of the following will constitute an event of default under the Indenture with respect to the debt securities of any series, including the registered senior notes:

•	failure to pay any interest on the debt securities of such series within 30 days after the same becomes due and payable;

•	failure to pay principal or premium, if any, on the debt securities of such series when due and payable;

•	default in the payment of any sinking fund installment, when and as due;

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failure to perform, or breach of, any of our other covenants or warranties in the Indenture (other than a covenant or warranty in the Indenture solely for the benefit of one or more series of debt securities other than such series) for 60 days after written notice to us by the Trustee, or to us and the Trustee by the holders of at least 33% in principal amount of the debt securities of such series outstanding under the Indenture as provided in the Indenture; or

•	certain events in bankruptcy, insolvency or reorganization with respect to us.

The officer’s certificate relating to the registered senior notes also provides for the following additional events of default with respect to the registered senior notes:

•
default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness (as defined above under “- Limitation on Liens,” but applied to our Significant Subsidiaries to the same extent as applied to us) of DPL or any of its Significant Subsidiaries (or the payment of which is guaranteed by us or any of our Significant Subsidiaries), which default is caused by a failure to pay principal when due (after giving effect to any applicable grace period) (a “Payment Default”), or results in the acceleration of such Indebtedness prior to its express maturity and, in each case, the principal amount of this Indebtedness , together with the principal amount of any other Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $25 million or more; or

•	our failure to pay the repurchase price of the registered senior notes when due pursuant to “- Repurchase Right Upon Breach of Representation and Warranty” above.

Additional events of default for a series of debt securities may be specified at the time such series is created. An event of default with respect to the debt securities of a particular series may not necessarily constitute an event of default with respect to debt securities of any other series issued under the Indenture.

Remedies

If an event of default due to the default in payment of principal of or interest on, or payment of any sinking fund installment with respect to, any series of debt securities or due to the default in the performance or breach of any of our other covenants or warranties applicable to the debt securities of such series but not applicable to all series occurs and is continuing, then either the Trustee or the Holders of 33% in principal amount of the outstanding debt securities of such series may declare the principal of all of the debt securities of such series and interest accrued thereon to be due and payable immediately. If there is an event of default due to the default in the performance of any other covenants or agreements in the Indenture applicable to all outstanding debt securities, either the Trustee or the Holders of not less than 33% in principal amount of all outstanding debt securities, considered as one class, and not the Holders of the debt securities of any one of such series, may make such declaration of acceleration. In certain events of bankruptcy, insolvency, reorganization, assignment or receivership with respect to us, the principal and interest on the registered senior notes will automatically become due and payable.

At any time after the declaration of acceleration with respect to the debt securities of any series has been made and before a judgment or decree for payment of the money due has been obtained, the event or events of default giving rise to such declaration of acceleration will, without further act, be deemed to have been waived, and such declaration and its consequences will, without further act, be deemed to have been rescinded and annulled, if:

(1)	we have paid or deposited with the Trustee a sum sufficient to pay:

•	all overdue interest on all debt securities of such series;

•
the principal of and premium, if any, on any debt securities of such series which have become due otherwise than by such declaration of acceleration and interest thereon at the rate or rates prescribed therefor in such debt securities;

•	interest upon overdue interest at the rate or rates prescribed therefor in such debt securities, to the extent that payment of such interest is lawful; and

•	all amounts due to the Trustee under the Indenture; and

(2)
any other event or events of default with respect to debt securities of such series, other than the nonpayment of the principal of and accrued interest on the debt securities of such series which has become due solely by such declaration of acceleration, have been cured or waived as provided in the Indenture.

Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an event of default occurs and is continuing, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the Holders, unless such Holders have offered to the Trustee reasonable indemnity. If an event of default has occurred and is continuing in, respect of a series of debt securities, subject to such provisions for the indemnification of the Trustee, the Holders of a majority in principal amount of the outstanding debt securities of such series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, with respect to the debt securities of such series; provided, however, that if an event of default occurs and is continuing with respect to more than one series of debt securities, the Holders of a majority in aggregate principal amount of the outstanding debt securities of all such series, considered as one class, will have the right to make such direction, and not the Holders of the debt securities of any one of such series; and provided further that such direction will not be in conflict with any rule of law or with the Indenture.

No Holder of debt securities of any series will have any right to institute any proceeding with respect to the Indenture, or for the appointment of a receiver or a trustee, or for any other remedy thereunder, unless (1) such Holder has previously given to the Trustee written notice of a continuing event of default with respect to the debt securities of such series, (2) the Holders of a majority in aggregate principal amount of the outstanding debt securities of all series in respect of which an event of default has occurred and is continuing, considered as one class, have made written request to the Trustee, and such Holder or Holders have offered reasonable indemnity to the Trustee to institute such proceeding in respect of such event of default in its own name as Trustee and (3) the Trustee has failed to institute any proceeding, and has not received from the Holders of a majority in aggregate principal amount of the outstanding debt securities of such series a direction inconsistent with such request, within 60 days after such notice, request and offer. However, such limitations do not apply to a suit instituted by a holder of a debt security for the enforcement of payment of the principal of or any premium or interest on such debt security on or after the applicable due date specified in such debt security.

We will be required to furnish to the Trustee annually a statement by an appropriate officer as to such officer’s knowledge of our compliance with all conditions and covenants under the Indenture, such compliance to be determined without regard to any period of grace or requirement of notice under the Indenture.

Modification and Waiver

Without the consent of any Holder of debt securities, we and the Trustee may enter into one or more supplemental indentures for any of the following purposes:

•
to evidence the assumption by any permitted successor to us of our covenants in the Indenture and in the debt securities, so long as we obtain an opinion of independent tax counsel to the effect that the actions contemplated by the supplemental indenture will not cause the Holders of the registered senior notes to recognize income, gain or loss for United States federal income tax purposes as a result of such actions and the Holders of the registered senior notes will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such actions had not occurred; or

•
to add one or more of our covenants or other provisions for the benefit of all Holders or for the benefit of the holders of, or to remain in effect only so long as there will be outstanding, debt securities of one or more specified series, or one or more specified tranches thereof, or to surrender any right or power conferred upon us by the Indenture; or

•	to add any additional events of default with respect to outstanding debt securities; or

•
to change or eliminate any provision of the Indenture or to add any new provision to the Indenture, provided that if such change, elimination or addition will adversely affect the interests of the Holders of debt securities of any series or tranche in any material respect, such change, elimination or addition will become effective with respect to such series or tranche only

- when the consent of the Holders of debt securities of such series or tranche has been obtained in accordance with the Indenture, or

- when no debt securities of such series or tranche remain outstanding under the Indenture; or

•	to provide collateral security for all but not part of the debt securities; or

•	to establish the form or terms of debt securities of any other series or tranche as permitted by the Indenture; or

•
to provide for the authentication and delivery of bearer securities and coupons appertaining thereto representing interest, if any, thereon and for the procedures for the registration, exchange and replacement thereof and for the giving of notice to, and the solicitation of the vote or consent of, the holders thereof, and for any and all other matters incidental thereto; or

•
to evidence and provide for the acceptance of appointment of a successor trustee with respect to the debt securities of one or more series and to add to or change any of the provisions of the Indenture as will be necessary to provide for or to facilitate the administration of the trusts under the Indenture by more than one trustee; or

•	to provide for the procedures required to permit the utilization of a noncertificated system of registration for the debt securities of all or any series or tranche; or

•	to change any place where

- the principal of and premium, if any, and interest, if any, on all or any series or tranche of debt securities will be payable,

- all or any series or tranche of debt securities may be surrendered for registration of transfer or exchange, and

- notices and demands to or upon us in respect of debt securities and the Indenture may be served; or

•
to cure any ambiguity or inconsistency or to add or change any other provisions with respect to matters and questions arising under the Indenture, provided such changes or additions will not adversely affect the interests of the Holders of debt securities of any series or tranche in any material respect; or

•	to effect or maintain the qualification of the Indenture under the Trust Indenture Act.

The Holders of a majority in aggregate principal amount of the debt securities of all series then outstanding may waive our compliance with certain restrictive provisions of the Indenture. The Holders of a majority in principal amount of the outstanding debt securities of any series may waive any past default under the Indenture with respect to such series, except a default in the payment of principal, premium, or interest and certain covenants and provisions of the Indenture that cannot be modified or be amended without the consent of the Holder of each outstanding debt security of such series affected.

Without limiting the generality of the foregoing, if the Trust Indenture Act is amended after the date of the Indenture in such a way as to require changes to the Indenture or the incorporation therein of additional provisions or so as to permit changes to, or the elimination of, provisions which, at the date of the Indenture or at any time thereafter, were required by the Trust Indenture Act to be contained in the Indenture, the Indenture will be deemed to have been amended so as to conform to such amendment of the Trust Indenture Act or to effect such changes, additions or elimination, and we and the Trustee may, without the consent of any holders, enter into one or more supplemental indentures to evidence or effect such amendment.

Except as provided above, the consent of the Holders of a majority in aggregate principal amount of the debt securities of all series then outstanding, considered as one class, is required for the purpose, of adding any provisions to, or changing in any manner, or eliminating any of the provisions of, the Indenture or modifying in any manner the rights of the Holders of such debt securities under the Indenture pursuant to one or more supplemental indentures; provided, however, that if less than all of the series of debt securities outstanding are directly affected by a proposed supplemental indenture, then the consent only of the Holders of a majority in aggregate principal amount of outstanding debt securities of all series so directly affected, considered as one class, will be required; and provided further that if the debt securities of any series has been issued in more than one tranche and if the proposed supplemental indenture will directly affect the rights of the Holders of debt securities of one or more, but less than all, of such tranches, then the consent only of the Holders of a majority in aggregate principal amount of the outstanding debt securities of all tranches so directly affected, considered as one class, will be required; and provided further that no such amendment or modification may

•
change the stated maturity of the principal of, or any installment of principal of or interest on, any debt security, or reduce the principal amount thereof or the rate of interest thereon (or the amount of any installment of interest thereon) or change the method of calculating such rate or reduce any premium payable upon the redemption thereof, or change the coin or currency (or other property) in which any debt security or any premium or the interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the stated maturity of any debt security (or, in the case of redemption, on or after the redemption date) without, in any such case, the consent of the holder of such debt security,

•
reduce the percentage in principal amount of the outstanding debt securities of any series, or any tranche thereof, the consent of the Holders of which is required for any such supplemental indenture, or the consent of the Holders of which is required for any waiver of compliance with any provision of the Indenture or any default thereunder and its consequences, or reduce the requirements for quorum or voting, without, in any such case, the consent of the Holder of each outstanding debt security of such series or tranche, or

•
modify certain of the provisions of the Indenture relating to supplemental indentures, waivers of certain covenants and waivers of past defaults with respect to the debt securities of any series or tranche, without the consent of the Holder of each outstanding debt security affected thereby. A supplemental indenture which changes or eliminates any covenant or other provision of the Indenture which has expressly been included solely for the benefit of one or more particular series of debt securities or one or more tranches thereof, or modifies the rights of the Holders of debt securities of such series or tranche with respect to such covenant or other provision, will be deemed not to affect the rights under the Indenture of the Holders of the debt securities of any other series or tranche.

The officer’s certificate relating to the registered senior notes also provides that no such amendment or modification may change any of the provisions described above relating to the registered senior notes under “- Offer to Repurchase Upon Change of Control” or “- Repurchase Right Upon Breach of Representation and Warranty” without, in any such case, the consent of the Holder of such registered senior note.

The Indenture provides that in determining whether the Holders of the requisite principal amount of the outstanding debt securities have given any request, demand, authorization, direction, notice, consent or waiver under the Indenture, or whether a quorum is present at the meeting of the Holders of debt securities, debt securities owned by us or any other obligor upon the debt securities or any affiliate of ours or of such other obligor (unless we, such affiliate or such obligor own all debt securities outstanding under the Indenture, determined without regard to this provision) will be disregarded and deemed not to be outstanding.

If we solicit from holders any request, demand, authorization, direction, notice, consent, election, waiver or other act, we may, at our option, fix in advance a record date for the determination of Holders entitled to give such request, demand, authorization, direction, notice, consent, election, waiver or other such act, but we will have no obligation to do so. If such a record date is fixed, such request, demand, authorization, direction, notice, consent, election, waiver or other act may be given before or after such record date, but only the Holders of record at the close of business on such record date will be deemed to be Holders for the purposes of determining whether Holders of the requisite proportion of the outstanding debt securities have authorized or agreed or consented to such request, demand, authorization, direction, notice, consent, election, waiver or other act, and for that purpose the outstanding debt securities will be computed as of the record date. Any request, demand, authorization, direction, notice, consent, election, waiver or other act of a Holder will bind every future holder of the same debt security and the Holder of every debt security issued upon the registration of transfer thereof or in exchange therefor or in lieu thereof in respect of anything done, omitted or suffered to be done by the Trustee or us in reliance thereon, whether or not notation of such action is made upon such debt security.

Resignation of Trustee

The Trustee may resign at any time by giving written notice thereof to us or may be removed at any time with respect to the debt securities of any series by act of the Holders of a majority in principal amount of that series of debt securities then outstanding delivered to the Trustee and us. No resignation or removal of the Trustee and no appointment of a successor Trustee will become effective until the acceptance of appointment by a successor trustee in accordance with the requirements of the Indenture. So long as no event of default or event which, after notice or lapse of time, or both, would become an event of default has occurred and is continuing and except with respect to a Trustee appointed by act of the Holders, if we have delivered to the Trustee a resolution of our board of directors appointing a successor trustee and such successor has accepted such appointment in accordance with the terms of the Indenture, the Trustee will be deemed to have resigned and the successor will be deemed to have been appointed as trustee in accordance with the Indenture.

Notices

Notices to Holders of debt securities will be given by first class mail to the addresses of such Holders as they may appear in the security register therefor.

Governing Law

The Indenture and the debt securities are to be governed by, and to be construed in accordance with, the laws of the State of New York.

Regarding the Trustee

The Trustee under the Indenture is J.P. Morgan Trust Company, N.A.. We and DP&L also maintain various banking, trust and other relationships with J.P. Morgan Trust Company, N.A., and its affiliates.

Book-Entry Securities

DTC will act as securities depository for the registered senior notes. The registered senior notes will be issued as fully registered securities registered in the name of Cede & Co., the partnership nominee of DTC, or such other name as may be requested by an authorized representative of DTC. One fully registered senior note certificate will be issued for the registered senior notes, in the aggregate principal amount of the registered senior notes, and will be deposited with DTC.

DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. DTC holds and provides asset servicing for United States and foreign equity issues, corporate and municipal debt issues, and money market instruments from countries that DTC participants (“Direct Participants”) deposit with DTC. DTC also facilitates the post-trade settlement among Direct Participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between the accounts of Direct Participants, thereby eliminating the need for physical movement of securities certificates. Direct Participants include both United States and foreign securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is a wholly owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is, in turn, owned by a number of Direct Participants of DTC and members of the National Securities Clearing Corporation, Government Securities Clearing Corporation, MBS Clearing Corporation, and Emerging Markets Clearing Corporation, all of which clearing corporations are subsidiaries of DTCC, as well as by The New York Stock Exchange, Inc., the American Stock Exchange LLC, and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to other entities such as both United States and foreign securities brokers and dealers, banks, trust companies, and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (“Indirect

Participants” and, together with Direct Participants, the “Participants”). The DTC rules applicable to its Participants are on file with the SEC.

Purchases of registered senior notes under the DTC system must be made by or through Direct Participants, which will receive a credit for the registered senior notes on the records of DTC. The ownership interest of each actual purchaser of each registered senior note (“Beneficial Owner”) is in turn to be recorded on the records of the Direct Participant or the Indirect Participant. Beneficial Owners will not receive written confirmation from DTC of their purchase. Beneficial Owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct Participant or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the registered senior notes are to be accomplished by entries made on the books of Direct Participants and Indirect Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in registered senior notes, except in the event that use of the book-entry system for the registered senior notes is discontinued.

To facilitate subsequent transfers, all registered senior notes deposited by Direct Participants with DTC are registered in the name of Cede & Co., the partnership nominee of DTC, or such other name as may be requested by an authorized representative of DTC. The deposit of registered senior notes with DTC and their registration in the name of Cede & Co. or such other DTC nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the registered senior notes; the records of DTC reflect only the identity of the Direct Participants to whose accounts such registered senior notes are credited, which may or may not be the Beneficial Owners. The Direct Participants and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Beneficial Owners of registered senior notes may wish to take certain steps to augment the transmission to them of notices of significant events with respect to the registered senior notes, such as redemptions, tenders, defaults, and proposed amendments to the Indenture. For example, Beneficial Owners of registered senior notes may wish to ascertain that the nominee holding the registered senior notes for their benefit has agreed to obtain and to transmit notices to Beneficial Owners. In the alternative, Beneficial Owners may wish to provide their names and addresses to the Trustee and request that copies of notices be provided directly to them.

Redemption notices shall be sent to DTC. If less than all the registered senior notes within an issue are being redeemed, the practice of DTC is to determine by lot the amount of the interest of each Direct Participant in such issue to be redeemed.

Neither DTC nor Cede & Co. nor any other DTC nominee will consent or vote with respect to registered senior notes unless authorized by a Direct Participant in accordance with DTC procedures. Under its usual procedures, DTC mails an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns the consenting or voting rights of Cede & Co. to those Direct Participants to whose accounts registered senior notes are credited on the record date, identified in a listing attached to the omnibus proxy.

Redemption proceeds, principal payments, interest payments, and any premium payments on the registered senior notes will be made to Cede & Co. or such other nominee as may be requested by an authorized representative of DTC. The practice of DTC is to credit the accounts of Direct Participants, upon the receipt by DTC of funds and corresponding detail information from us or the Trustee, on the payable date in accordance with their respective holdings shown on the records of DTC. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practice, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such Participant and not of DTC or its nominee, the Trustee, any underwriters or dealers or agents, or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of redemption proceeds, principal, interest, and any premium on the registered senior notes to Cede & Co. or such other nominee as may be requested by an authorized representative of DTC is the responsibility of either the Trustee or us, disbursement of such payments to Direct Participants will be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners will be the responsibility of Direct Participants and Indirect Participants.

A Beneficial Owner shall give notice to elect to have its registered senior notes purchased or tendered, through its Participant, to the tender or remarketing agent and shall effect delivery of such registered senior notes by causing the Direct Participant to transfer the interest of the Participant in the registered senior notes, on the records of DTC, to the tender or remarketing agent. The requirement for physical delivery of registered senior notes in connection with an optional tender or a mandatory purchase will be deemed satisfied when the ownership rights in the registered senior notes are transferred by Direct Participants on the records of DTC and followed by a book-entry credit of tendered registered senior notes to the DTC account of the tender or remarketing agent.

DTC may discontinue providing its services as depository with respect to the registered senior notes at any time by giving reasonable notice to the Trustee or us. Under such circumstances, in the event that a successor depository is not obtained, registered senior note certificates are required to be printed and delivered.

We may decide to discontinue use of the system of book-entry transfers through DTC or a successor securities depository. In that event, registered senior note certificates will be printed and delivered.

The information in this section concerning DTC and its book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following summary describes the material United States federal income tax consequences of exchanging unregistered senior notes for registered senior notes and of the purchase, ownership and disposition of the registered senior notes as of the date hereof and represents the opinion of Thelen Reid & Priest LLP, our counsel, insofar as it relates to matters of law or legal conclusions. Except where noted, it deals only with registered senior notes held as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”), and does not deal with special situations, such as those of dealers or traders in securities or currencies, banks, financial institutions, tax-exempt organizations, partnerships or other entities classified as partnerships for United States federal income tax purposes, life insurance companies, real estate investment trusts, regulated investment companies, persons holding registered senior notes as a part of a hedging or conversion transaction or a straddle, persons who mark to market their securities, persons whose functional currency is not the United States dollar or former United States citizens or long-term residents who are subject to special rules on account of their loss of United States citizenship or resident alien status. In addition, this discussion does not address the tax consequences to persons who have purchased unregistered senior notes other than pursuant to their initial issuance and distribution, and who acquire registered senior notes other than in the exchange offer. It also does not include any description of any alternative minimum tax consequences or the tax laws of any state, local or foreign jurisdiction.

The discussion below is based upon the provisions of the Code, Treasury regulations promulgated thereunder, and administrative rulings and judicial decisions as of the date hereof, all of which are subject to change, possibly with retroactive effect, so as to result in United States federal income tax consequences different from those discussed below.

PROSPECTIVE HOLDERS OF REGISTERED SENIOR NOTES ARE ADVISED TO CONSULT WITH THEIR TAX ADVISORS AS TO THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE OWNERSHIP AND DISPOSITION OF REGISTERED SENIOR NOTES IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES, AS WELL AS THE EFFECT OF ANY STATE, LOCAL OR OTHER TAX LAWS.

As used herein, a “United States Holder” means a beneficial owner of an unregistered senior note or a registered senior note that is a citizen or resident of the United States, a corporation or other entity classified as a corporation for United States federal income tax purposes, or other entity created or organized in or under the laws of the United States or any political subdivision thereof, an estate, the income of which is subject to United States federal income taxation regardless of its source, or a trust, the administration of which is subject to the primary supervision of a court within the United States and for which one or more United States persons have the authority to control all substantial decisions or that was in existence on August 20, 1996 and has made a valid election to be treated as a United States person for United States federal income tax purposes. As used herein, the term “Non-

United States Holder” means a beneficial owner of an unregistered senior note or registered senior note that is not a United States Holder.

If a partnership or other entity classified as a partnership for United States federal income tax purposes holds unregistered senior notes or registered senior notes, the tax treatment of the partnership and each partner generally will depend on the activities of the partnership and the status of the partner. Partnerships that own unregistered senior notes or registered senior notes, and partners in such partnerships, should consult their tax advisors as to the particular United States federal income tax consequences applicable to them.

Exchange of Unregistered Senior Notes for Registered Senior Notes

An exchange of unregistered senior notes for registered senior notes in this exchange offer will not constitute a taxable exchange of the notes for United States federal income tax purposes. Rather, the registered senior notes will be treated as a continuation of the unregistered senior notes. As a result, a holder will not recognize any income, gain or loss for United States federal income tax purposes upon the exchange of unregistered senior notes for registered senior notes, and the holder will have the same tax basis and holding period in the holder’s registered senior notes as the holder had in the unregistered senior notes immediately before the exchange.

United States Holders

Payments of Interest

Stated interest on a registered senior note will generally be taxable to a United States Holder as ordinary income at the time it is paid or accrued in accordance with the holder’s method of accounting for tax purposes.

Sale, Exchange and Retirement of the Registered Senior Notes

Upon the sale, exchange or retirement of registered senior notes (including a deemed disposition for United States federal income tax purposes), a United States Holder will recognize gain or loss equal to the difference between (i) the amount realized upon the sale, exchange or retirement, other than amounts attributable to accrued but unpaid interest, and (ii) the holder’s adjusted tax basis in the registered senior notes. The holder’s adjusted tax basis in the registered senior notes will be, in general, its initial purchase price for the unregistered senior notes it is exchanging. The gain or loss upon the sale, exchange or retirement of the registered senior notes will be capital gain or loss and will be long-term capital gain or loss if, at the time of sale, exchange or retirement, the registered senior notes are treated as having been held for more than one year. Long-term capital gains of a non-corporate United States Holder are eligible for reduced rates of taxation. For property held for one year or less, capital gains of a non-corporate United States Holder are generally taxed at rates applicable to ordinary income. The deductibility of capital losses is subject to limitations.

Non-United States Holders

Non-United States Holders not Engaged in a Trade or Business within the United States

Payments of Interest

Except as described in the following paragraph, a Non-United States Holder will not be subject to federal income tax on interest received on the registered senior notes if the interest is not effectively connected with a trade or business that the holder conducts within the United States. To obtain this tax-free treatment, the holder (or a financial institution acting on behalf of the holder) must file a statement with us or our paying agent confirming that the holder is the beneficial owner of the registered senior notes and is not a United States person. The holder should make the statement on IRS Form W-8BEN, which requires the holder to certify, under penalties of perjury, the holder’s name, address and status as a non-United States person. Alternatively, a financial institution holding the registered senior notes on behalf of the holder may file a statement confirming the holder’s status as a non-United States person if the financial institution is in possession of documentary evidence of the non-United States status, as prescribed in the Treasury Regulations. However, if we or our paying agent have actual knowledge or reason to know that the beneficial owner of the registered senior notes is a United States Holder, we or our paying agent must disregard any certificate or statement to the contrary and withhold federal income tax.

The exemption described above is not available to a Non-United States Holder that (a) owns 10% or more of our stock, either actually or by application of constructive ownership rules, or (b) is a controlled foreign corporation related to us through stock ownership. We will withhold federal income tax at the rate of 30% (or lower treaty rate, if applicable) in the case of interest payments to holders described in this paragraph.

Sale, Exchange and Retirement of the Registered Senior Notes

A Non-United States Holder generally will not be subject to United States federal income tax with respect to gain recognized on a sale, exchange or retirement of a registered senior note (including a deemed disposition for United States federal income tax purposes) unless (1) the gain is effectively connected with the holder’s trade or business in the United States (discussed below) or (2) in the case of a Non-United States Holder who is an individual and holds the registered senior note as a capital asset, the holder is present in the United States for 183 or more days in the taxable year of the sale or other disposition and certain other conditions are met. However, any amount attributable to accrued but unpaid interest on the registered senior note will be treated in the same manner as payments of interest on the registered senior note made to the Non-United States Holder, as described above.

Non-United States Holders Engaged in a Trade or Business within the United States

Payments of Interest

Interest paid on a registered senior note that is effectively connected with the conduct by a Non-United States Holder of a trade or business in the United States is generally taxed at the graduated rates that are applicable to United States persons. In the case of a Non-United States Holder that is a corporation, effectively connected earnings and profits (which may include effectively connected interest received on the registered senior notes) that are not currently distributed may also be subject to the United States federal branch profits at a 30% rate, unless the tax is reduced or eliminated by an applicable income tax treaty. We or our paying agent will not withhold United States federal income tax on interest paid on a registered senior note to a Non-United States Holder if the holder furnishes us with IRS Form W-8ECI establishing that the interest is effectively connected. If a Non-United States Holder engaged in a trade or business within the United States receives interest that is not effectively connected with the trade or business, the interest will be taxed in the manner described above in the case of Non-United States Holders who are not engaged in a trade or business within the United States.

Sale, Exchange or Retirement of the Registered Senior Notes

Gain derived by a Non-United States Holder from the sale or other disposition (including a deemed disposition for United States federal income tax purposes) of a registered senior note that is effectively connected with the conduct by the holder of a trade or business in the United States is generally taxed at the graduated rates that are applicable to United States persons. In the case of a Non-United States Holder that is a corporation, effectively connected income may also be subject to the United States federal branch profits tax.

Information Reporting and Backup Withholding

Payments to United States Holders of interest on, and the proceeds from the sale, retirement or other disposition of, registered senior notes are subject to information reporting unless the holder establishes an exemption.

Payments to United States Holders of interest on, or the proceeds from the sale, retirement, or other disposition of, registered senior notes may be subject to “backup withholding” tax if (a) the holder fails to certify his or her correct social security number or other taxpayer identification number to the payor responsible for backup withholding (for example, the Holder’s securities broker) on IRS Form W-9 or a substantially similar form signed under penalty of perjury, or (b) the Internal Revenue Service notifies the payor that the holder is subject to backup withholding due to the holder’s failure to properly report interest and dividends on his or her tax return. The backup withholding rate for years 2006 through 2010 is 28%; for years 2011 and later, 31%.

Backup withholding does not apply to interest payments made to exempt recipients, such as corporations.

Non-United States Holders will be subject to backup withholding and information reporting with respect to payments of principal or interest on the registered senior notes unless (i) the holder provides a properly completed and signed IRS Form W-8BEN (or acceptable substitute) and the payor does not have actual knowledge or reason to know that the form is incorrect, or (ii) the beneficial owner otherwise establishes an exemption.

In addition, Non-United States Holders generally will not be subject to information reporting or backup withholding with respect to payments of principal or interest on the registered senior notes paid or collected by a foreign office of a custodian, nominee or other foreign agent on behalf of the holder, or with respect to the payment of the proceeds of the sale of registered senior notes to the holder by a foreign office of a broker. If, however, the foreign office acting for a Non-United States Holder is an office of a United States person, a controlled foreign corporation or a foreign person that derives 50% or more of its gross income for certain periods from the conduct of a United States trade or business, or a foreign partnership with certain connections to the United States, payments of principal, interest or proceeds will be subject to information reporting unless (i) the custodian, nominee, agent or broker has documentary evidence that the beneficial owner is not a United States person and certain other conditions are met or (ii) the beneficial owner otherwise establishes an exemption. Payments that are subject to information reporting as described in the preceding sentence will not be subject to backup withholding unless the payor has actual knowledge or reason to know that the payee is a United States person.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules generally will be allowed as a credit or a refund against the holder’s United States federal income tax liability, if certain required information is provided to the Internal Revenue Service.

ERISA MATTERS

The Employee Retirement Income Security Act of 1974, as amended (“ERISA”), imposes certain restrictions on employee benefit plans (“ERISA Plans”) that are subject to ERISA and on persons who are fiduciaries with respect to such Plans. The fiduciary or fiduciaries of an ERISA Plan contemplating exchanging for the registered senior notes should carefully consider whether the exchange is consistent with ERISA’s fiduciary responsibility requirements, taking into account the facts and circumstances of such ERISA Plan. Such considerations include, without limitation, whether the new investment (i) satisfies the diversification requirements of ERISA Section 404(a)(1)(C), (ii) is for the exclusive purpose of providing benefits to Plan participants and beneficiaries and defraying reasonable Plan expenses, (iii) is in accordance with Plan provisions (to the extent consistent with ERISA) and (iv) is prudent in accordance with the requirements of ERISA Section 404(a)(1)(B).

Other provisions of ERISA and Section 4975 of the Code prohibit certain transactions involving the assets of an ERISA Plan or other employee benefit plans that are not subject to ERISA but that are subject to Section 4975 of the Code, such as individual retirement accounts (together with ERISA Plans, “Plans”) and persons who have certain specified relationships to the Plan (“parties in interest” within the meaning of ERISA or “disqualified persons” within the meaning of Section 4975 of the Code). If engaged in by a Plan, such transactions may require “correction” and may cause a Plan fiduciary to incur certain liabilities and the parties in interest or disqualified persons to be subject to excise taxes, unless a statutory or administrative exemption is available.

Certain statutory or administrative exemptions (each, a “Prohibited Transaction Class Exemption” or “PTCE”) may be available under ERISA to exempt the exchange, holding and disposition of the registered senior notes by a Plan. Included among the administrative exemptions are: PTCE 90-1, regarding investments by insurance company pooled separate accounts; PTCE 91-38, regarding investments by bank collective investment funds; PTCE 84-14, regarding transactions effected by a qualified professional asset manager; PTCE 95-60, regarding investments by insurance company general accounts; and PTCE 96-23, regarding investments by an in-house asset manager. Certain of the exemptions, however, do not afford relief from the prohibition on self-dealing contained in Section 406(b) of ERISA and Section 4975(c)(1)(E)-(F) of the Code. Furthermore, there can be no assurance that any of these administrative exemptions will be available with respect to any particular transaction involving the registered senior notes. In addition to the Prohibited Transaction Class Exemptions, an individual exemption may apply to the initial exchange, holding and sale of the registered senior notes by a Plan, provided certain specified conditions are met.

Governmental plans and certain church plans (each as defined under ERISA) are not subject to the prohibited transaction rules of ERISA or the Internal Revenue Code. Such plans, however, may be subject to federal, state or local laws or regulations that may affect their investment in the registered senior notes.

The foregoing discussion is general in nature and is not intended to be all inclusive. Any fiduciary of an ERISA Plan, a Plan, a governmental plan or a church plan considering exchanging for the senior notes should consult with its legal advisors regarding the consequences of such exchange and the subsequent holding and resale and the need for, and the availability, if necessary, of any exemptive relief under ERISA, the Code, or in the case of governmental plans and church plans not subject to the prohibited transaction provisions of ERISA and the Code, other applicable laws or regulations.

Accordingly, by its exchange of unregistered senior notes for registered senior notes, each holder, and any fiduciary acting in connection with the exchange on behalf of any plan that is a holder, will be deemed to have represented and warranted on each day from and including the date of its exchange of unregistered senior notes for registered senior notes through and including the date of disposition of any such notes either (i) that it is not a plan; (ii) that the acquisition, holding and the disposition of any registered senior notes by such holder does not and will not constitute a prohibited transaction under ERISA or Section 4975 of the Code or other similar laws; or (iii) that the acquisition, holding and disposition of any registered senior notes by such holder constitutes or will constitute a prohibited transaction under ERISA or Section 4975 of the Code or other similar laws but an exemption is available with respect to such transactions and the conditions of such exemption have at all relevant times been satisfied.

PLAN OF DISTRIBUTION

As more fully discussed under “THE EXCHANGE OFFER — Resale of Registered Senior Notes” above, based on an interpretation by the SEC’s staff contained in several no-action letters issued to third parties, we believe that the registered senior notes issued pursuant to the exchange offer may be offered for resale, resold and otherwise transferred after the exchange offer by any holder of registered senior notes (other than a holder which is our “affiliate” within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, if such holder:

•	acquires the registered senior notes in the ordinary course of its business; and

•	does not intend to participate, and has no arrangement with any person to participate, in a distribution of the registered senior notes.

Each participating broker-dealer in connection with the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of registered senior notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a participating broker-dealer in connection with resales of registered senior notes received in exchange for unregistered senior notes where such unregistered senior notes were acquired as a result of market-making activities or other trading activities. We have agreed that we will make this prospectus, as amended or supplemented, available to any participating broker-dealer for use in connection with any such resale and participating broker-dealers shall be authorized to deliver this prospectus for a period ending upon the earlier of the expiration of the 90th day after the exchange offer has been completed or such time as such broker-dealers no longer own any registrable securities, which we define in the registration rights agreement.

Each holder of unregistered senior notes who wishes to exchange its unregistered senior notes for registered senior notes in the exchange offer will be required to make certain representations to us as set forth in “THE EXCHANGE OFFER — Procedures for Tendering Unregistered Senior Notes.” In addition, each holder who is a broker-dealer and who receives registered senior notes for its own account in exchange for unregistered senior notes that were acquired by it as a result of market-making activities or other trading activities will be required to acknowledge that it will deliver a prospectus in connection with any resale by it of such registered senior notes.

We will not receive any proceeds from any sales of the registered senior notes by participating broker-dealers. Registered senior notes received by participating broker-dealers for their own account pursuant to the exchange offer may be sold from time to time, in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the registered senior notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to the prevailing market prices or at negotiated prices. Any resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any participating broker-dealer that resells the registered senior notes that were received by it for its own account pursuant to the exchange offer. Any broker or dealer that participates in a distribution of the registered senior notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any resale of registered senior notes and any omissions or concessions received by any persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a participating broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

We will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any participating broker-dealer that requests such documents in the letter of transmittal. See “THE EXCHANGE OFFER.”

We have agreed to pay all expenses incidental to the exchange offer other than commissions and concessions of any brokers or dealers and will indemnify holders of the unregistered senior notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act, as set forth in the registration rights agreement.

There is presently no trading market for the registered senior notes, and there is no assurance that a market will develop since we do not intend to apply for listing of the registered senior notes on a national securities exchange or on the Nasdaq Stock Market.

LEGAL MATTERS

The validity and enforceability of the registered senior notes will be passed upon for us by Miggie E. Cramblit, Esq., Vice President, General Counsel and Corporate Secretary, DPL Inc., and by Thelen Reid & Priest LLP, New York, New York. As to all matters based on the laws of the State of Ohio, Thelen Reid & Priest LLP will rely on the opinion of Ms. Cramblit. As to all matters based on the laws of the State of New York, Ms. Cramblit will rely on the opinion of Thelen Reid & Priest LLP. Certain matters relating to United States federal income tax considerations will be passed upon for us by Thelen Reid & Priest LLP.

EXPERTS

The consolidated financial statements and schedules of DPL as of December 31, 2005 and 2004, and for each of the years in the three-year period ended December 31, 2005 and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005, have been incorporated by reference herein in reliance on the reports of KPMG LLP, an independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2005 financial statements refers to a change in the method of accounting for conditional asset retirement obligations in 2005.